EXECUTION VERSION

$100,000,000

CREDIT AGREEMENT

among

UNITEK GLOBAL SERVICES, INC.,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

FBR CAPITAL MARKETS LT, INC.,
as Documentation Agent and Syndication Agent,

and

FBR CAPITAL MARKETS LT, INC.,
as Administrative Agent

Dated as of April 15, 2011

FBR CAPITAL MARKETS & CO., as Lead Arranger and Bookrunner

3.22.	Certain Documents	42
3.23.	Anti-Terrorism Laws.	42
3.24.	Trading with the Enemy	43

ARTICLE 4. CONDITIONS PRECEDENT		43

ARTICLE 5. AFFIRMATIVE COVENANTS		45
5.1.	Financial Statements	45
5.2.	Certificates; Other Information	46
5.3.	Payment of Obligations	47
5.4.	Maintenance of Existence; Compliance	47
5.5.	Maintenance of Property; Insurance	48
5.6.	Inspection of Property; Books and Records; Discussions	48
5.7.	Notices	48
5.8.	Environmental Laws	48
5.9.	Interest Rate Protection	49
5.10.	Additional Collateral, etc.	49
5.11.	Ratings	50
5.12.	Post-Closing Obligations	50

ARTICLE 6. NEGATIVE COVENANTS		51
6.1.	Financial Condition Covenants	51
6.2.	Indebtedness	52
6.3.	Liens	54
6.4.	Fundamental Changes	56
6.5.	Disposition of Property	56
6.6.	Restricted Payments	57
6.7.	Investments	57
6.8.	Optional Payments and Modifications of Certain Debt Instruments	59
6.9.	Transactions with Affiliates	59
6.10.	Sales and Leasebacks	59
6.11.	Swap Agreements	60
6.12.	Changes in Fiscal Periods	60
6.13.	Negative Pledge Clauses	60
6.14.	Clauses Restricting Subsidiary Distributions	60
6.15.	Lines of Business	61
6.16.	Compliance with ABL Incorporated Provisions	61
6.17.	Amendments to ABL Documents	61

ARTICLE 7. EVENTS OF DEFAULT		62

ARTICLE 8. THE AGENTS		64
8.1.	Appointment	64
8.2.	Delegation of Duties	64
8.3.	Exculpatory Provisions	65
8.4.	Reliance by Administrative Agent	65
8.5.	Notice of Default	65
8.6.	Non-Reliance on Agents and Other Lenders	66
8.7.	Indemnification	66
8.8.	Agent in Its Individual Capacity	66
8.9.	Successor Administrative Agent	66

8.10.	Documentation Agent and Syndication Agent	67
8.11.	Intercreditor Agreement	67

ARTICLE 9. MISCELLANEOUS		68
9.1.	Amendments and Waivers	68
9.2.	Notices	69
9.3.	No Waiver; Cumulative Remedies	69
9.4.	Survival of Representations and Warranties	70
9.5.	Payment of Expenses and Taxes	70
9.6.	Successors and Assigns; Participations and Assignments	71
9.7.	Adjustments; Set-off	74
9.8.	Counterparts	74
9.9.	Severability	74
9.10.	Integration	74
9.11.	GOVERNING LAW	74
9.12.	Submission To Jurisdiction; Waivers	75
9.13.	Acknowledgements	75
9.14.	Releases of Guarantees and Liens	75
9.15.	Confidentiality	76
9.16.	WAIVERS OF JURY TRIAL	76
9.17.	USA Patriot Act	76

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
3.4	Consents, Authorizations, Filings and Notices
3.10	Taxes
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(b)	Mortgage Filing Jurisdictions
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.7(m)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Morgan, Lewis & Bockius LLP
F	Form of U.S. Tax Certificate
G-1	Form of Increased Facility Activation Notice
G-2	Form of New Lender Supplement
H	Form of Intercreditor Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of April 15, 2011, among UNITEK GLOBAL SERVICES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), FBR CAPITAL MARKETS LT, INC., as documentation agent (in such capacity, the “Documentation Agent”), as syndication agent (in such capacity, the “Syndication Agent”), and as administrative agent.

The parties hereto hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1.           Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABL Agent”:  PNC Bank, National Association, in its capacity as the “Agent” under the ABL Documents, together with its successors and assigns in such capacity including any and all successor “Agent(s)” appointed in accordance with the ABL Credit Agreement; provided that, upon and after any permitted refinancing of the ABL Indebtedness with Permitted Refinancing Indebtedness, the term “ABL Agent” shall mean, collectively (if applicable), the administrative and collateral agent(s) and/or lender representative(s) under such Permitted Refinancing Indebtedness (together with their successors and assigns in such capacity).

“ABL Credit Agreement”:  the ABL Credit and Security Agreement among Borrower and Loan Parties, ABL Agent and ABL Lenders, as it may be amended, modified, supplemented, restated or replaced from time to time in accordance with this Agreement; provided that upon and after any permitted refinancing of the ABL Indebtedness with Permitted Refinancing Indebtedness, the term “ABL Credit Agreement” shall mean the credit agreement for such Permitted Refinancing Indebtedness (as it may be amended, modified, supplemented, restated or replaced from time to time in accordance with this Agreement).

“ABL Credit Agreement”:  the Credit Agreement, dated as of April 15, 2011 among the Borrower, the lenders from time to time parties thereto and PNC Bank, National Association, as administrative agent, as amended, restated or refinanced (as Permitted Refinancing Indebtedness) from time to time in accordance with this Agreement.

“ABL Creditors”:  collectively, the ABL Agent and the ABL Lenders.

“ABL Debt Obligations Payment Date”:  as defined in the Intercreditor Agreement.

 “ABL Documents”:  collectively, the ABL Credit Agreement and all other material instruments, agreements and documents executed in connection therewith, as each such document may be amended, modified, supplemented, restated or replaced from time to time, but excluding any fee letters, engagement letters and similar agreements; provided that, upon and after any permitted refinancing of the ABL Indebtedness with the Permitted Refinancing Indebtedness, the term “ABL Documents” shall mean the credit agreement for such refinancing and all such other material instruments, agreements and documents executed in connection therewith (as each such document may be amended, modified, supplemented, restated or replaced from time to time in accordance with this Agreement).

“ABL Indebtedness”: the Indebtedness and other obligations and liabilities of any Loan Party (including guaranty Indebtedness and guarantee obligations, reimbursement obligations, fees, costs, indemnification obligations and post-petition amounts, whether or not allowed) evidenced by and/or arising under the ABL Documents; provided that, upon and after any permitted refinancing of such Indebtedness and other obligations and liabilities with Permitted Refinancing Indebtedness, the term “ABL Indebtedness” shall mean such Indebtedness and other obligations and liabilities as so refinanced.

“ABL Lenders”:  collectively, each financial institution or other Person that is a “Lender” under the ABL Documents and each other Person to whom any “Obligation” (as defined in the ABL Credit Agreement) is owed, together with the successors and assigns of each of them; provided that, upon and after any permitted refinancing of the ABL Indebtedness with Permitted Refinancing Indebtedness, the term “ABL Lenders” shall mean, collectively, the lenders providing such Permitted Refinancing Indebtedness (together with their successors and assigns in such capacity).

“ABL Loans”:  loans outstanding under the ABL Credit Agreement.

“ABL Obligations Payment Date”:  as defined in the Intercreditor Agreement.

“ABL Priority Collateral”:  as defined in the Intercreditor Agreement.

“ABL Representative”:  as defined in the Intercreditor Agreement.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided that the ABR shall in no event at any time be less than 0.50%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”:  FBR Capital Markets LT, Inc., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Indemnitee”:  as defined in Section 8.7.

“Agents”:  the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Anti-Terrorism Laws”:  any applicable Requirement of Law relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Requirements of Law comprising or implementing the Bank Secrecy Act, and the Requirements of Law administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Requirements of Law may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin”:  (a) for each Type of Loan other than Incremental Term Loans, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Tranche B Term Loans	6.50%	7.50%

(b)  for Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

“Approved Fund”:  as defined in Section 9.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property pursuant to clause (i) or (n) of Section 6.5 that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.

“Assignee”:  as defined in Section 9.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Benefitted Lender”:  as defined in Section 9.7(a).

“Blocked Person”:  as defined in Section 3.23(b).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 3.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Financial Services LLC (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date”:  the date on which the conditions precedent set forth in Article 4 shall have been satisfied, which date is April 15, 2011.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the Tranche B Term Commitment of such Lender.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated February 2011 and furnished to certain Lenders.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of ABL Loans to the extent otherwise included therein.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) non-cash stock compensation expense, (f) one-time transaction costs associated with Permitted Acquisitions (whether or not consummated) and (g) any extraordinary or non-recurring cash expenses or losses not to exceed $2,000,000 of Consolidated EBITDA for such consecutive twelve month period without the consent of the Required Lenders and (h) any extraordinary or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio and Consolidated Fixed Charge Coverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Consolidated Fixed Charge Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than any ABL Loans) incurred in connection with such expenditures) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”:  for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Lease Expense for such period (other than amounts constituting Consolidated Lease Expense which are included for such period pursuant to clause (a) or (d)), (c) taxes on income payable in cash, as determined for the Borrower and its Subsidiaries on a consolidated basis, and (d) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans and payments of ABL Loans accompanying scheduled reductions of the commitments under the ABL Credit Agreement).

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Lease Expense”:  for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Wholly-Owned Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”:  the Administrative Agent or any Lender.

“Default”:  any of the events specified in Article 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied, including, in any event, a “Default” under and as defined in the ABL Credit Agreement.

“DIRECTV/DirectSat Contract”: the DIRECTV, Inc. 2009 Home Services Provider Agreement dated as of July 1, 2009 between DIRECTV, Inc. and DirectSat USA LLC, including all exhibits and schedules thereto, as such agreement may have been or hereafter may be amended, modified, supplemented, restated or replaced from time to time.

“DIRECTV Inventory”: all Inventory purchased by any Loan Party pursuant to and in connection with the DIRECTV/DirectSat Contract that is subject to a Lien in favor of DIRECTV, Inc. created under the DIRECTV/DirectSat Contract and in which, pursuant to the terms and conditions of the DIRECTV/DirectSat Contract, no Liens may be created in favor of any Person other than DIRECTV, Inc.

“Disqualified Capital Stock”:  with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the Tranche B Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”:  as defined in the preamble hereto.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Earn-Out Obligations”:  as defined in Section 6.7(o).

“ECF Percentage”:  50%; provided that, with respect to each fiscal year of the Borrower ending on or after December 31, 2011, the ECF Percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.50 to 1.0.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any  ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided that the Eurodollar Base Rate shall in no event at any time be less than 1.50% per annum.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Article 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of ABL Loans during such fiscal year to the extent accompanying permanent optional reductions of the revolving commitments under the ABL Credit Agreement and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate amount actually paid by the Borrower and its Subsidiaries during such fiscal year on account of Permitted Acquisitions (other than amounts financed with proceeds of Indebtedness or proceeds of Capital Stock issued by the Borrower) and (vii) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”:  as defined in Section 2.6(c).

“Exchange Act”:  as defined in Section 7(k).

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Taxes”:  with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Credit Party: (a) income or franchise Taxes imposed on (or measured by) net income by the United States, or by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17), any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect (including FATCA) on  the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.14(a).

“Existing Subsidiary Debt”:  outstanding indebtedness existing as of the Closing Date under (a) the First Lien Credit Agreement, dated as of September 27, 2007, by and among UniTek Acquisition, Inc., UniTek Midco, Inc., certain subsidiaries of UniTek Acquisition, Inc., the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent, and (b) the Second Lien Credit Agreement, dated as of September 27, 2007, by and among UniTek Acquisition, Inc., UniTek Midco, Inc., certain subsidiaries of UniTek Acquisition, Inc., the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent.

“Facility”:  each of (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”) and (b) the Incremental Term Loans (the “Incremental Term Facility”).

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by FBR Capital Markets LT, Inc. from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Benefit Arrangement”:  any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan”:  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan Event”:  with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, negative covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, negative covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the Subsidiary Guarantors.

“Increased Facility Activation Date”:  any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.18(a).

“Increased Facility Activation Notice”:  a notice substantially in the form of Exhibit G-1.

“Increased Facility Closing Date”:  any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Term Facility”:  as defined in the definition of “Facility”.

“Incremental Term Lenders”:  (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans”:  as defined in Section 2.18(a).

“Incremental Term Maturity Date”:  with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services earned but not paid (other than to the extent payable in common stock of the Borrower and other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (to the extent issued and drawn), surety bonds or similar arrangements, (g) all obligations of such Person in respect of Disqualified Capital Stock, (h) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person payable in cash arising out of purchase and sale contracts, which are earned and payable in cash (“Earn-Out Indebtedness”), (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (k) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 9.5(d).

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee”:  as defined in Section 9.5(d).

“Insolvent”:  with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”:  the Intercreditor Agreement to be executed and delivered by PNC Bank, National Association, as administrative agent for the ABL secured parties, and the Administrative Agent, substantially in the form of Exhibit H and, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”:  (a) as to any ABR Loan, the last Business Day of each March, June, September and December (or, if an Event of Default is in existence, the last Business Day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)          the Borrower may not select an Interest Period under a particular Facility that would extend beyond the date final payment is due on the relevant Term Loans;

(iii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)         the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 6.7.

“IRS”:  the United States Internal Revenue Service.

“Lenders”:  as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Intercreditor Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Debt”:  indebtedness (other than Indebtedness constituting Obligations) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $3,500,000.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”:  as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”:  the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.  Notwithstanding the foregoing, Net Cash Proceeds shall include the proceeds of any Disposition of any Term Debt Priority Collateral to the extent such proceeds would otherwise be required to repay, prepay or cash collateralize any obligations under the ABL Credit Agreement or reduce commitments thereunder (it being understood for the avoidance of doubt the proceeds of any Disposition of Term Debt Priority Collateral are not to be applied to the ABL Credit Agreement).

“New Lender”:  as defined in Section 2.18(b).

“New Lender Supplement”:  as defined in Section 2.18(b).

“Non-U.S. Lender”:  any Lender that is not a U.S. Person.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OID”:  as defined in Section 2.18(a).

“Other Connection Taxes”:  with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes”:  any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.17).

“Participant”:  as defined in Section 9.6(c).

“Participant Register”:  as defined in Section 9.6(c).

“Patriot Act”:  as defined in Section 9.17.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to ERISA and any successor entity performing similar functions.

“Pension Plan”:  any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(a)           immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(c)           (i) in the case of the acquisition of Capital Stock, (1) all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% (or 51% or more subject to the following proviso clause) by the Borrower or a Subsidiary Guarantor (other than directors qualifying shares) thereof  and (2) the EBITDA (the components of which shall be calculated in accordance with GAAP) of such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition (or in the case of an asset acquisition, attributable to the acquired assets) for the period of four fiscal quarters ending with the fiscal quarter most recently ended prior to such acquisition, calculated on a pro forma basis to give effect to such acquisition, shall be greater than zero and (ii) in the case of an acquisition of assets other than Capital Stock, such assets shall be acquired by the Borrower or a Subsidiary Guarantor; provided that (x) the Borrower and its Subsidiaries may make acquisitions that do not comply with the preceding clauses (i)(1) and (ii) as long as the aggregate consideration for all such acquisitions (other than consideration consisting of Capital Stock of the Borrower issued within 60 days of such acquisition or the proceeds thereof) does not exceed $15,000,000 and (y) in each case, the Borrower shall take, or cause to be taken each of the actions set forth in Section 5.10;

(d)           the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.1 on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 6.1(a) and immediately before and immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing; and the Consolidated Leverage Ratio (calculated on a pro forma basis as described in the preceding clause) shall be less than the Required Permitted Acquisition Consolidated Leverage Ratio;

(e)           the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such proposed acquisition, a Compliance Certificate (i) evidencing compliance with Section 6.1 and the Required Permitted Acquisition Consolidated Leverage Ratio as required under clause (d) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition, any other information reasonably required to demonstrate compliance with Section 6.1 and the Required Permitted Acquisition Consolidated Leverage Ratio and (ii) certifying that all of the requirements set forth in clauses (a), (b), (c), (f), (g) and (h) of this definition have been or will be satisfied on or prior to the consummation of such proposed acquisition;

(f)           any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided herein, as of the time of such acquisition;

(g)           the assets acquired in such acquisition will be owned by the Borrower or a Wholly Owned Subsidiary of the Borrower; and

(h)           immediately prior and after giving effect thereto, the Borrower and its Subsidiaries shall have minimum liquidity (consisting of amounts then available to be borrowed under the ABL Credit Agreement plus the aggregate amount of Unrestricted Cash) of no less than $15,000,000.

 “Permitted Earn-Out Obligations”:  as defined in Section 6.7(o).

“Permitted Refinancing Indebtedness:”  with respect to any Indebtedness of the Borrower or any of its Subsidiaries, any Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (“Refinanced Indebtedness”); provided that:

(a)           the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness (plus the amount of all fees, expenses and premiums incurred in connection therewith and, in the case of a revolving facility, unutilized commitments in respect thereof);

(b)           such Indebtedness has a final maturity date equal to or later than, and a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Refinanced Indebtedness;

(c)           in the case of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund any Indebtedness which is subordinated in right of payment or Lien priority to the Obligations (or Liens securing the Obligations), such Indebtedness is subordinated in right of payment or Lien priority to the Obligations (or Liens securing the Obligations) on terms at least as favorable to the Lenders as those contained in the Refinanced Indebtedness;

(d)           such Indebtedness is incurred by Group Member(s) that are the original obligor(s) on the Refinanced Indebtedness;

(e)           such Indebtedness shall not be secured by any assets other than the assets securing the Refinanced Indebtedness and any secured Indebtedness which refinances the ABL Credit Agreement shall be subject to the Intercreditor Agreement; and

(f)           such Indebtedness does not contain terms and conditions (including, if applicable, as to collateral) which in the aggregate are less favorable to the Loan Parties and the Lenders than the Refinanced Indebtedness.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Prime Rate”:  (a) for any day that is a Business Day, the “prime rate” as quoted in the print edition of The Wall Street Journal in the “Money Rates” section for such day (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), and (b) for any day other than a Business Day, the “prime rate” as quoted in the print edition of The Wall Street Journal in the “Money Rates” section for the immediately preceding Business Day.  In the event that the “prime rate” ceases to be quoted in The Wall Street Journal, the “Prime Rate” for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying such prime interest rate that is selected by Administrative Agent.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Balance Sheet”:  as defined in Section 3.1(a).

“Prohibited Transaction”:  as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Projections”:  as defined in Section 5.2(c).

“Properties”:  as defined in Section 3.17(a).

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Period”:  as defined in the definition of “Consolidated EBITDA”.

“Refinanced Indebtedness”:  as defined in the definition of “Permitted Refinancing Indebtedness”.

“Refinanced Loans”:  as defined in Section 2.5(b).

“Register”:  as defined in Section 9.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Term Loans”:  as defined in Section 9.1.

“Replacement Term Loans”:  as defined in Section 9.1.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof  (no matter how such notice requirement may be changed in the future).

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Required Permitted Acquisition Consolidated Leverage Ratio” shall mean:

Fiscal Quarter	Required Permitted Acquisition Consolidated Leverage Ratio
June 30, 2011	4.50:1.00
September 30, 2011	4.25:1.00
December 31, 2011	4.00:1.00
March 31, 2012	3.75:1.00
June 30, 2012	3.50:1.00
September 30, 2012	3.25:1.00
December 31, 2012	3.25:1.00
March 31, 2013	3.25:1.00
June 30, 2013	3.00:1.00
September 30, 2013	3.00:1.00
December 31, 2013	3.00:1.00
March 31, 2014	3.00:1.00
June 30, 2014	3.00:1.00
September 30, 2014	3.00:1.00
December 31, 2014	3.00:1.00
March 31, 2015	3.00:1.00
June 30, 2015	3.00:1.00
September 30, 2015	3.00:1.00
December 31, 2015	3.00:1.00
March 31, 2016	2.75:1.00
June 30, 2016	2.75:1.00
September 30, 2016	2.75:1.00
December 31, 2016	2.75:1.00
March 31, 2017	2.75:1.00
June 30, 2017	2.75:1.00
September 30, 2017	2.75:1.00
December 31, 2017	2.75:1.00
March 31, 2018	2.75:1.00

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or corporate controller of the Borrower.

“Restricted Payments”:  as defined in Section 6.6.

“S&P”:  as defined in the definition of “Cash Equivalents”.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Intercreditor Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”:  a “Change of Control” (or any other defined term having a similar purpose) as defined in any agreement creating any Material Debt.

“Subordinated Debt”: collectively, any and all unsecured Indebtedness for borrowed money incurred by one or more Loan Parties that is subordinated in favor of the payment in full of all Obligations (as defined in the Guarantee and Collateral Agreement) on terms and conditions (including without limitation subordination terms (including any terms regarding the cash payment of interest) and provisions regarding enforcement standstills) acceptable to the Administrative Agent in its discretion pursuant to a subordination agreement executed and delivered by the holders of such Indebtedness that is satisfactory in both form and substance to the Administrative Agent in its discretion.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Subsidiary of the Borrower other than (i) any Excluded Foreign Subsidiary or (ii) any Subsidiary that does not have active operations and holds less than $100,000 in assets; provided that any Subsidiary which guarantees or provides credit support for the ABL Credit Agreement shall be a Subsidiary Guarantor.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Syndication Agent”:  as defined in the preamble hereto.

“Taxes”:  any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Debt Priority Collateral”: as defined in the Intercreditor Agreement.

“Term Lenders”:  the collective reference to the Tranche B Term Lenders and the Incremental Term Lenders.

“Term Loans”:  the collective reference to the Tranche B Term Loans and the Incremental Term Loans.

“Title Insurance Company”:  as defined in Section 5.12(b).

“Trading with the Enemy Act”:  the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Tranche B Maturity Date”:  April 15, 2018.

“Tranche B Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A.  The original aggregate amount of the Tranche B Term Commitments is $100,000,000.

“Tranche B Term Facility”:  as defined in the definition of “Facility”.

“Tranche B Term Lender”:  each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”:  as defined in Section 2.1.

“Tranche B Term Percentage”:  as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Unrestricted Cash”:  cash or Cash Equivalents of the Borrower or any of its Subsidiaries that are not subject to any contractual restrictions on the application thereof and not subject to any Lien (other than Liens permitted by Section 6.3(h), (i) or (o)).

“U.S. Person”:  a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”:  as defined in Section 2.14(f).

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”:  the relevant Loan Party and the Administrative Agent.

1.2.           Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)            The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3.           Pro Forma Basis.  As of any date of determination, for purposes of determining any test, covenant or ratio (and any financial calculations required to be made or included within such ratios), or required for purposes of preparing any certificate to be delivered pursuant to the definition of “Permitted Acquisition”, the calculation of such tests, covenants, ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or any Subsidiary, line of business or facility Disposed of by the Borrower or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Borrower on a pro forma basis (to be limited to (a) pro forma adjustments arising out of events which are directly attributable to any such Permitted Acquisition, Disposition or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission or (b) pro forma adjustments reasonably acceptable to the Administrative Agent and evidenced by a “quality of earnings” or similar report prepared by the Borrower’s auditors arising out of operating expense reductions attributable to such transaction being given pro forma effect that (i) have been realized or (ii) will be implemented following such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (1) reduction in personnel expenses, (2) reduction of costs related to administrative functions, (3) reductions of costs related to leased or owned properties and (4) reductions from the consolidation of operations and streamlining of corporate overhead) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Borrower and its Subsidiaries, which shall be reformulated as if such Permitted Acquisition or Disposition, and all other Permitted Acquisitions or Dispositions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that any increase in Consolidated EBITDA as a result of such adjustments shall not exceed 25% of total Consolidated EBITDA.  Notwithstanding the foregoing, no pro forma adjustment shall be made pursuant to this Section 1.3 for events occurring after the last day of a fiscal quarter for purposes of determining compliance by the Borrower with Section 6.1 for such fiscal quarter.

ARTICLE 2. AMOUNT AND TERMS OF COMMITMENTS

2.1.           Tranche B Term Commitments.  Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan (a “Tranche B Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender.  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

2.2.           Procedure for Tranche B Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the Closing Date and specifying the amount to be borrowed.  The Tranche B Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Tranche B Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 90 days after the Closing Date.  Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan or Tranche B Term Loans to be made by such Lender.  The Administrative Agent will make such Tranche B Term Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds, by the close of business on such proposed date by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

2.3.           Repayment of Term Loans.  (a) The Tranche B Term Loan of each Tranche B Lender shall mature in 28 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Tranche B Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
June 30, 2011	$250,000
September 30, 2011	$250,000
December 31, 2011	$250,000
March 31, 2012	$250,000
June 30, 2012	$250,000
September 30, 2012	$250,000
December 31, 2012	$250,000
March 31, 2013	$250,000
June 30, 2013	$250,000
September 30, 2013	$250,000
December 31, 2013	$250,000
March 31, 2014	$250,000
June 30, 2014	$250,000
September 30, 2014	$250,000
December 31, 2014	$250,000
March 31, 2015	$250,000
June 30, 2015	$250,000

September 30, 2015	$250,000
December 31, 2015	$250,000
March 31, 2016	$250,000
June 30, 2016	$250,000
September 30, 2016	$250,000
December 31, 2016	$250,000
March 31, 2017	$250,000
June 30, 2017	$250,000
September 30, 2017	$250,000
December 31, 2017	$250,000
March 31, 2018	$250,000
Tranche B Maturity Date	All remaining unpaid principal of the Tranche B Loans

(b)           The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made.

2.4.           Fees, etc.  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.5.           Optional Prepayments.  (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, subject to the requirements of this Section, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b)           If all or any portion of the Tranche B Term Loans are (i) repaid or (ii) repriced (or effectively refinanced) through any amendment of this Agreement (collectively, “Refinanced Loans”) (x) prior to the first anniversary of the Closing Date, the Borrower shall pay to the Tranche B Term Lenders holding such Refinanced Loans a prepayment premium equal to 2.00% of the aggregate principal amount so repaid or repriced (or, in the case of clause (ii) above, of the aggregate amount of Tranche B Term Loans outstanding immediately prior to such amendment), and (y) on or following the first anniversary of the Closing Date through the second anniversary of the Closing Date, the Borrower shall pay to the Tranche B Term Lenders holding such Refinanced Loans a prepayment premium equal to 1.00% of the aggregate principal amount so repaid or repriced (or, in the case of clause (ii) above, of the aggregate amount of Tranche B Term Loans outstanding immediately prior to such amendment).

2.6.           Mandatory Prepayments and Commitment Reductions.  (a)  If any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (excluding any Capital Stock issued by the Borrower used to finance a Permitted Acquisition) and any Indebtedness incurred in accordance with Section 6.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans.

(b)            If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans; provided that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $250,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.  Notwithstanding anything to the contrary provided for in the foregoing, prior to the ABL Obligations Payment Date, Borrower shall not be required to make any prepayment of the Term Loans under this paragraph (b) with the Net Cash Proceeds of any such Asset Sale with respect to any Collateral that is ABL Priority Collateral that is permitted under the ABL Documents as in effect on the date hereof; but further provided that, in the event that the Borrower shall be required under the provisions of the ABL Documents to use some or all of such Net Cash Proceeds either (x) to make a mandatory prepayment of the ABL Indebtedness or (y) as a reinvestment to acquire or repair assets useful in the Borrower’s business, any failure of the Borrower to make such required prepayment of the ABL Indebtedness and/or such a reinvestment, in either such case in accordance with such terms and conditions of the ABL Documents, shall be deemed to be an Event of Default.

(c)            If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2011 there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans.  Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered. Notwithstanding the foregoing, in the event that, after giving effect to any mandatory prepayment of the Loans from on any Excess Cash Flow Application Date the Borrower would have Undrawn Availability (as defined in the ABL Credit Agreement as in effect on the date hereof) and five day average Undrawn Availability of less than $5,000,000, then the maximum amount of the prepayment of the Loans which the Borrower shall be permitted to make on such Excess Cash Flow Application Date shall not exceed the maximum amount which, if paid by Borrower, would leave Borrower with an Undrawn Availability of at least $5,000,000.

(d)            Amounts to be applied in connection with prepayments made pursuant to Section 2.6 shall be applied to the prepayment of the Term Loans in accordance with Section 2.12(b).  The application of any prepayment pursuant to Section 2.6 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.7.           Conversion and Continuation Options.  (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8.           Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

2.9.           Interest Rates and Payment Dates.  (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)            Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)            (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Tranche B Term Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).  In addition, upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of the Administrative Agent or at the direction of Required Lenders and with written notice from the Administrative Agent to the Borrower of the exercise of such option or direction (or, in the case of any Event of Default under Section 7(f), immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus two (2.00%) percent per annum.

(d)           Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.10.        Computation of Interest and Fees.  (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11.        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)            the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.12.        Pro Rata Treatment and Payments.  (a) Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Tranche B Term Percentages of the relevant Lenders.

(b)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  The amount of each principal prepayment of the Term Loans shall be applied first to scheduled installments thereof occurring within the next 12 months in direct order of maturity, and, second, to reduce the then remaining installments of the Tranche B Term Loans and Incremental Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 8.7.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(e)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(d), 2.12(e) or 8.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.13.        Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable.  If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law, regardless of the date enacted, adopted or issued and (ii) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities with respect to capital adequacy shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(d)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14.        Taxes.  (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Credit Party receives the amount it would have received had no such withholding been made.

(b)           The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.14(d) shall be paid within 10 days after the Credit Party delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

(e)           Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)         (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)         Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)           in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)           in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)           in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)           in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)           in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)           any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)         If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.14(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)         If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.14(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.14(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)           Each party’s obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

2.15.        Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) and (d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a) and (d).

2.17.        Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a) and (d), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14(a) and (d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a) and (d), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.18.        Incremental Facilities.  (a) The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Term Loans (such increased amount, the “Incremental Term Loans”), by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility involved, (ii) the applicable Increased Facility Closing Date and (iii) (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.3(b), and (z) the Applicable Margin for such Incremental Term Loans,); provided that (A) the final maturity date of any Incremental Term Loans shall be no earlier than the Tranche B Maturity Date, (B) the average life to maturity of the Incremental Term Loans shall be no shorter than the remaining average  life to maturity of the Tranche B Term Loans, and (C) if the total yield (calculated for both the Incremental Term Loans and the Tranche B Term Loans, including the upfront fees, any interest rate floors and any OID (as defined below but excluding any arrangement, underwriting or similar fee paid by the Borrower)) in respect of any Incremental Term Loans exceeds by more than 0.50% the total yield for the existing Tranche B Term Loans (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), the Applicable Margin for the Tranche B Term Loans shall be increased so that the total yield in respect of such Incremental Term Loans is no more than 0.50% higher than the total yield for the existing Tranche B Term Loans.  Notwithstanding the foregoing, (i) the aggregate amount of borrowings of Incremental Term Loans shall not exceed $50,000,000, provided that, the aggregate amount of such borrowings of Incremental Term Loans shall not exceed $35,000,000 without consent of the Required Lenders and (ii) without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $5,000,000.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)           Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.18(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit G-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)           Notwithstanding the foregoing, no Incremental Term Loan shall become effective unless (i) on the date of such effectiveness (A) the representations and warranties set forth in Article 3 and in each other Loan Document shall be true and correct in all material respects as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (B) at the time of and immediately after giving effect to such Incremental Term Loan, no Default or Event of Default shall have occurred and be continuing, (C) after giving effect to the making of any Incremental Term Loan and the use of proceeds thereof, (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 6.1 on a pro forma basis, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (y) the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (iii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and reaffirmation agreements reasonably requested by the Administrative Agent.

(d)            Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Term Loans evidenced thereby; provided that, to the extent such terms and documentation of the Incremental Term Loans are more favorable to the Lenders of such Incremental Term Loans than the existing Tranche B Term Loan Facility (except to the extent permitted by Section 2.18(a)), such terms and documentation shall be reasonably satisfactory to the Administrative Agent and Required Lenders.  Any such amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1.           Financial Condition.  (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at February 26, 2011 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof, (ii) the proceeds of the initial ABL Loans and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at February 26, 2011, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)            The audited consolidated balance sheets of UniTek Holdings, Inc. as at December 31, 2008 and December 31, 2009 and of the Borrower as at December 31, 2010, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at February 26, 2011, and the related unaudited consolidated statements of income and cash flows for the two-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the two-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein) subject, as to any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.  As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2010 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

3.2.           No Change.  Since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3.           Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except in each case (other than with respect to clauses (a) and (b)) to the extent that the failure to so qualify or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4.           Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5.           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6.           Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7.           No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.8.           Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9.           Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

3.10.         Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); except as set forth on Schedule 3.10 no Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

3.11.         Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  No more than 25% of the assets of the Group Members consist of “margin stock” as so defined.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12.         Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13.         ERISA.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; and (c) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of all such underfunded Pension Plans.

3.14.         Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.15.         Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

3.16.         Use of Proceeds.  The proceeds of the Term Loans shall be used (a) to refinance Existing Subsidiary Debt and to pay related fees and expenses and (b) thereafter to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries.  The proceeds of Incremental Term Loans shall be used to finance Permitted Acquisitions and general corporate purposes of the Borrower and its Subsidiaries.

3.17.         Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)             the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)             no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)             Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)             no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)             there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)              the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)             no Group Member has assumed any liability of any other Person under Environmental Laws.

3.18.         Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19.         Security Documents.  (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case, subject to the terms of the Intercreditor Agreement, prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).

(b)             Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.  Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $250,000.

3.20.         Solvency.  Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and under the ABL Credit Agreement will be and will continue to be, Solvent.

3.21.         Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

3.22.         Certain Documents.  The Borrower has delivered to the Administrative Agent complete copies of the ABL Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto and waivers relating thereto.  None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which was entered into in accordance with the Intercreditor Agreement and has heretofore been delivered to the Administrative Agent.

3.23.         Anti-Terrorism Laws.

(a)             General.  Neither any Group Member nor any Affiliate of any Group Member is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)             Executive Order No. 13224.  Neither any Group Member nor any Affiliate of any Group Member or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)              a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)             a Person owned or  controlled  by, or acting for or on behalf  of,  any  Person  that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)            a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)            a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)             a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)            a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither any Group Member nor to the knowledge of any Group Member, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

3.24.         Trading with the Enemy.  No Group Member has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

ARTICLE 4. CONDITIONS PRECEDENT

The agreement of each Lender to make the Tranche B Term Loans requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)             Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (iv) a duly executed copy of the Intercreditor Agreement.

(b)             Refinancing, etc.  The Administrative Agent shall have received satisfactory evidence that (i) all commitments under the Existing Subsidiary Debt shall have been terminated and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(c)             Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of UniTek Holdings, Inc. for the 2008 and 2009 fiscal years, (iii) audited consolidated financial statements of the Borrower for the 2010 fiscal year and (iv) unaudited interim consolidated financial statements of the Borrower for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (iii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(d)             Projections.  The Lenders shall have received satisfactory projections through 2018.

(e)             Approvals.  All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(f)             Lien Searches.  The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g)            Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h)            Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) certificates of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(i)             Legal Opinion.  The Administrative Agent shall have received the legal opinion of Morgan, Lewis & Bockius, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j)             Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k)            Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, subject to the terms of the Intercreditor Agreement, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.

(l)             Reserved.

(m)           Solvency.  The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower.

(n)            Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(o)            ABL Facility.  The Administrative Agent shall have received satisfactory evidence of (i) the execution and delivery of definitive credit documentation in connection with the ABL Credit Agreement and (ii) satisfaction of the conditions to initial funding thereof.  The terms and conditions of the ABL Documents shall be reasonably satisfactory to the Administrative Agent.

(p)             Ratings.  The Borrower shall have obtained monitored public ratings of the Facilities from each of Moody’s and S&P and a corporate family rating for the Borrower from Moody’s and a corporate issuer rating for the Borrower from S&P.

(q)             Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such Closing Date

(r)              No Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Tranche B Term Loans requested to be made on the Closing Date.

For the purpose of determining compliance with the conditions specified in this Article 4, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Article 4 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

5.1.           Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)             as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b)             as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)             as soon as available, but in any event not later than 30 days after the end of each fiscal month of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, and (ii) a schedule containing a detailed comparison of the projected consolidated budget for such month and the portion of the fiscal year through the end of such month delivered pursuant to Section 5.2(c) against the applicable amounts set forth on the balance sheet delivered pursuant to the preceding clause (i) for such month, in each case certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (subject, as to such quarterly statements, to normal year-end audit adjustments and the absence of footnotes) applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2.           Certificates; Other Information.  Furnish to the Administrative Agent (for further distribution to the Lenders):

(a)             concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default pursuant to Section 6.1, except as specified in such certificate;

(b)             concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)             as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget (prepared on a monthly basis) for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions deemed by the Borrower to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)             within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the fourth fiscal quarter of each fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e)             (i) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the ABL Documents, (ii) promptly, any material notice delivered by the Borrower to the ABL Representative or the lenders under the ABL Credit Agreement and (iii) upon request of the Administrative Agent, borrowing base certificates delivered by the Borrower under the ABL Credit Agreement;

(f)              within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(g)             promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(h)             the occurrence of any Default or Event of Default or any Default or Event of Default under the ABL Documents (or the receipt of any notice from the ABL Representative alleging the occurrence of any such event);

(i)              promptly, such additional financial and other information as any Lender may from time to time reasonably request; and

(j)              concurrently with delivery to the lenders under the ABL Credit Agreement, the documents required to be delivered pursuant to Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.14 and 9.15 of the ABL Credit Agreement (or the comparable provisions of any Permitted Refinancing Indebtedness in respect thereof).

Information required to be delivered pursuant to this Section 5.2 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the Borrower.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

5.3.           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) where the failure to pay, discharge or satisfy could not reasonably be expected to have a Material Adverse Effect.

5.4.           Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5.           Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6.           Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

5.7.           Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)             the occurrence of any Default or Event of Default;

(b)             any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)             any litigation or proceeding affecting any Group Member (i) which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)             the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding a material amount, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof; and

(e)             any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8.           Environmental Laws.  (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)             Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required for material compliance under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9.           Interest Rate Protection.  In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Swap Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Swap Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

5.10.         Additional Collateral, etc.  (a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 6.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest (with the priority required by the Intercreditor Agreement) in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, (A) a perfected first priority security interest in such property (or, if any Indebtedness under the ABL Credit Agreement is outstanding, a perfected security interest in such property with the priority required by the Intercreditor Agreement), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)             With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $250,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 6.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)             With respect to any new Subsidiary (other than in the case of clause (iii), (X) a Subsidiary that does not have active operations and holds less than $100,000 in assets or (Y) an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to the Intercreditor Agreement) in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (subject to the Intercreditor Agreement) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)             With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to the Intercreditor Agreement) in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)             Notwithstanding anything to the contrary in this Section 5.10 or any other Security Document, the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets (to the extent not constituting collateral for the ABL Credit Agreement) as to which the cost of obtaining or perfecting such Lien (including any mortgage stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Administrative Agent.

(f)              Promptly upon the request by the Administrative Agent do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder.

5.11.         Ratings.  Maintain at all times monitored public ratings of the Facilities by Moody’s and S&P and a corporate family rating for the Borrower from Moody’s and a corporate issuer rating for the Borrower from S&P.

5.12.         Post-Closing Obligations.  On or prior to the date that is 60 days following the Closing Date:

(a)             The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(b)             If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (c) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company.

(c)             The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance satisfactory to the Administrative Agent.  The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(d)             If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(e)             The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (c) above and a copy of all other material documents affecting the Mortgaged Properties.

(f)              The Administrative Agent shall have received an environmental audit with respect to the real properties of the Borrower and its Subsidiaries specified by the Administrative Agent.

(g)             The Administrative Agent shall have received the legal opinion of local counsel in Texas with regard to the Mortgaged Properties.

ARTICLE 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1.           Financial Condition Covenants.  (a) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
June 30, 2011	4.75:1.00
September 30, 2011	4.50:1.00
December 31, 2011	4.25:1.00
March 31, 2012	4.00:1.00
June 30, 2012	3.75:1.00
September 30, 2012	3.50:1.00

December 31, 2012	3.50:1.00
March 31, 2013	3.50:1.00
June 30, 2013	3.25:1.00
September 30, 2013	3.25:1.00
December 31, 2013	3.25:1.00
March 31, 2014	3.25:1.00
June 30, 2014	3.25:1.00
September 30, 2014	3.25:1.00
December 31, 2014	3.25:1.00
March 31, 2015	3.25:1.00
June 30, 2015	3.25:1.00
September 30, 2015	3.25:1.00
December 31, 2015	3.25:1.00
March 31, 2016	3.00:1.00
June 30, 2016	3.00:1.00
September 30, 2016	3.00:1.00
December 31, 2016	3.00:1.00
March 31, 2017	3.00:1.00
June 30, 2017	3.00:1.00
September 30, 2017	3.00:1.00
December 31, 2017	3.00:1.00
March 31, 2018	3.00:1.00

(b)             Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than (i) 1.10:1.00 for any such period ending in 2011 and (ii) for any such period ending thereafter 1.20:1.00.

6.2.           Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)             Indebtedness of any Loan Party pursuant to any Loan Document;

(b)             Indebtedness of (i) the Borrower to any Subsidiary, (ii) any Subsidiary Guarantor to the Borrower or any other Subsidiary, and (iii) to the extent allowed by Sections 6.7(l) and (p), any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Guarantor;

(c)             (i) Guarantee Obligations incurred in the ordinary course of business by any Loan Party of obligations of any other Loan Party, (ii) Guarantee Obligations incurred in the ordinary course of business by any Subsidiary which is not a Loan Party in respect of obligations of any Loan Party and (iii) Guarantee Obligations permitted pursuant to Sections 6.7(l) and (p);

(d)             Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e)             Indebtedness (including, without limitation, Capital Lease Obligations) created after the Closing Date secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed (i) $30,000,000 less (ii) the amount of any Indebtedness consisting of Capital Lease Obligations outstanding pursuant to Section 6.2(d), at any one time outstanding and any Permitted Refinancing Indebtedness in respect thereof;

(f)             (i) Indebtedness of the Borrower and the Subsidiary Guarantors incurred pursuant to the ABL Credit Agreement in an aggregate principal amount not to exceed $75,000,000, provided that, the Borrower and the Subsidiary Guarantors may incur additional Indebtedness pursuant to the ABL Credit Agreement in excess of such limitation not to exceed an additional aggregate principal amount of not more than $25,000,000 pursuant to “Borrower Revolver Increases” (as defined and provided for in the ABL Credit Agreement as in effect on the date hereof) but only to the extent that no later than five (5) Business Days prior to the incurrence of any such additional Indebtedness under the ABL Credit Agreement, the Borrower shall have delivered to the Administrative Agent a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that the Borrower would be in compliance with the financial covenants set forth in Section 6.1 on a pro forma basis after giving effect to such Indebtedness (assuming the full amount of any such Borrower Revolving Increase was drawn) as if such Indebtedness had been incurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the financial covenants have been tested in accordance with Section 7.1; and any Permitted Refinancing Indebtedness in respect thereof (including Permitted Refinancing Indebtedness in respect of Borrower Revolving Increases which are permitted by this paragraph (f) as if such Borrower Revolving Increases had been implemented) and (ii) if applicable, Guarantee Obligations of any Subsidiary Guarantor under the ABL Credit Agreement in respect of such Indebtedness;

(g)            Swap Agreements permitted under Section 6.11;

(h)            Indebtedness of a Person or Indebtedness secured by assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Closing Date, provided that (i) the aggregate principal amount of all such Indebtedness does not exceed $5,000,000 at any one time outstanding, (ii) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (iii) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary and existing Subsidiaries of such Person); and any Permitted Refinancing Indebtedness in respect thereof;

(i)             Indebtedness in respect of performance, surety, bid, appeal bonds, completion guarantees or other similar obligations provided in the ordinary course of business, including guarantees or obligations of the Borrower and its Subsidiaries with respect to letters of credit supporting such performance, surety, bid, appeal bonds, completion guarantees or other similar obligations but excluding Indebtedness incurred through the borrowing of money, Capital Lease Obligations and purchase money obligations;

(j)             Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(k)            the incurrence by the Borrower or any Subsidiary of contingent obligations in respect of purchase price adjustments or indemnification obligations set forth in agreements providing for the Permitted Acquisition or disposition of any asset of the Borrower or such Subsidiary so long as all such contingent obligations are discharged within 30 days of the date the amount thereof becomes due under the terms of such Permitted Acquisition and the Permitted Acquisition or subject disposition is otherwise permitted hereby;

(l)              cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;

(m)            Indebtedness consisting of the financing of insurance premiums, so long as the aggregate amount payable pursuant to such Indebtedness does not materially exceed the amount of the premium for such insurance;

(n)             Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(o)             Indebtedness consisting of Permitted Earn-Out Obligations;

(p)             Subordinated Debt incurred in connection with Permitted Acquisitions in an aggregate outstanding principal amount not to exceed $5,000,000 at any one time; and

(q)             additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $1,500,000 at any one time outstanding.

6.3.           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)             Liens for Taxes not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)             carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)             pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)             deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)             easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)              (i) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased and (ii) Liens securing any Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that no such Lien is spread to cover any additional property;

(g)            Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.2(e) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and the proceeds and products thereof) and (iii) the amount of Indebtedness secured thereby is not increased;

(h)            Liens created pursuant to the Security Documents;

(i)             Liens created pursuant to the ABL Documents and any Permitted Refinancing Indebtedness in respect thereof;

(j)             Liens securing Indebtedness of a Group Member permitted by Section 6.2(h) on property existing at the time such Indebtedness is incurred by such Group Member; provided that such Liens existed prior to the time the relevant Person or assets were acquired by the Borrower and its Subsidiaries, were not created in anticipation thereof and attach only to specific assets of such Group Member and the proceeds and products thereof;

(k)            leases, subleases, licenses and sublicenses granted to other Persons not interfering in any material respect with the ordinary course of the business of the Borrower or its Subsidiaries;

(l)             any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(m)           any judgment Lien not constituting an Event of Default;

(n)            non-exclusive licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business;

(o)            bankers’ Liens, rights of setoff and other similar Liens, in each case existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member and in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(p)            Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(q)            Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $1,500,000 at any one time; and

(r)             Liens on the DIRECTV Inventory created under the DIRECTV/DirectSat Contract;

provided that notwithstanding the foregoing (i) no Loan Party shall create or suffer to exist any Lien or transfer upon or against any of its DIRECTV Inventory in favor of any Person other than DIRECTV other than (A) non-consensual Liens arising under clause (a), (b) or (m) of this Section 6.3 to the extent such non-consensual Liens would not violate the provisions of the DIRECTV/DirectSat Contract, and (B) Liens arising under clause (i) of this Section 6.3 but only to the extent the property subject to such Liens constitute Collateral and (ii) no property shall constitute collateral under the ABL Documentation unless such property is Collateral subject to the Intercreditor Agreement.

6.4.           Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)             any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Subsidiary (provided that in the case of any such merger or consolidation of a Subsidiary Guarantor, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor or a Person who becomes a Subsidiary Guarantor simultaneously therewith);

(b)             any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any other Loan Party (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.5;

(c)             any Investment expressly permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation as long as the Borrower is the surviving entity or the Person formed by such merger, consolidation or amalgamation is a Subsidiary Guarantor or (so long as neither the Borrower nor any other Subsidiary is a party to the transaction) an Excluded Foreign Subsidiary; and

(d)             any Subsidiary that is not a Subsidiary Guarantor may be liquidated, wound up or dissolved, provided that immediately thereafter all of the assets of such Subsidiary are distributed to the holders of its Capital Stock on a pro rata basis.

6.5.           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)             the Disposition of obsolete, damaged or worn out property in the ordinary course of business;

(b)             the sale of inventory in the ordinary course of business;

(c)             Dispositions permitted by clause (i) of Section 6.4(b);

(d)             the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e)             the non-exclusive licensing of Intellectual Property in the ordinary course of business;

(f)              a Disposition of cash or Cash Equivalents;

(g)             the sale, lease, transfer or other disposition of accounts in the ordinary course of business for collection and not for financing purposes;

(h)             leases, subleases, licenses or sublicenses of property in the ordinary course of business which do not materially interfere with the business of the Borrower and its Subsidiaries taken as a whole;

(i)              transfers of property subject to any casualty or other insured damage or any taking under power of eminent domain or by condemnation or any similar proceedings;

(j)              the discount or other compromise for less than the face value thereof, notes or accounts receivable in order to resolve disputes that occur in the ordinary course of business;

(k)             Dispositions of Property from the Borrower to any Subsidiary Guarantor, and from a Subsidiary to the Borrower or a Subsidiary Guarantor;

(l)              issuance and sale or disposition by any Subsidiary of its shares of Capital Stock to directors or members of a governing body similar to a board of directors in order to qualify such directors or members to serve as such under applicable law;

(m)            the sale of vehicles in the ordinary course of business; and

(n)             so long as no Event of Default shall have occurred and be continuing, or would result from such Disposition, the Disposition of other property having a fair market value not to exceed $5,000,000 in the aggregate for any fiscal year of the Borrower.

6.6.           Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)             any Subsidiary may make Restricted Payments to the Borrower or any other Loan Party;

(b)             so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments under this paragraph (b) in any fiscal year (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $1,000,000;

(c)             the Borrower and its Subsidiaries may make a cashless repurchase of Capital Stock which is deemed to occur upon the exercise of options, rights or warrants to the extent such Capital Stock represents a portion of the exercise price of those options, rights or warrants.

6.7.           Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)             extensions of trade credit and endowments of negotiable instructions, in each case in the ordinary course of business;

(b)             investments in cash and Cash Equivalents;

(c)             Guarantee Obligations permitted by Section 6.2;

(d)             loans and advances to employees of any Group Member in the ordinary course of business (including payroll advances and advances for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $250,000 at any one time outstanding;

(e)             Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)              intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Loan Party;

(g)             Permitted Acquisitions;

(h)             Restricted Payments to the extent permitted by Section 6.6;

(i)              promissory notes and other non-cash consideration received by the Borrower and its Subsidiaries pursuant to Dispositions permitted by Section 6.5;

(j)              Investments received in compromise or settlement of claims against any other Person arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any Person;

(k)             Investments related to Swap Agreements permitted by this Agreement;

(l)              Investments in Subsidiaries which are not Loan Parties in an aggregate amount (valued at cost) not to exceed $2,700,000 at any time outstanding;

(m)            Investments existing on the date hereof and described on Schedule 6.7(m) hereto with any modifications, replacements, renewals or extensions thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.7(m);

(n)             Investments constituting (i) accounts or notes receivable arising, (ii) trade debt granted, (iii) deposits made in connection with the purchase price of goods or services, (iv) endorsement of negotiable instruments held for collection or (v) lease, utility and other similar deposits, in each case in the ordinary course of business;

(o)             purchase price adjustments, earnouts and similar obligations (“Earn-Out Obligations”) which (i) are incurred in connection with Permitted Acquisitions, (ii) will not result in an increase in the Consolidated Leverage Ratio as determined on a pro forma basis and (iii) are subject to terms pursuant to which payments in respect thereof during the continuance of an Event of Default may accrue, but shall not be payable in cash during such period, but may be payable in cash upon the cure or waiver of such Event of Default (such obligations, “Permitted Earn-Out Obligations”); provided, further, the Borrower and its Subsidiaries shall (x) be in compliance with the financial covenants set forth in Section 6.1 on a pro forma basis after giving effect to such Permitted Earn-Out Obligation and (y) have minimum liquidity (consisting of amounts then available to be borrowed under the ABL Credit Agreement plus the aggregate amount of Unrestricted Cash) of no less than $15,000,000; and

(p)             in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $1,000,000 during the term of this Agreement.

6.8.           Optional Payments and Modifications of Certain Debt Instruments.  (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Material Debt (other than the ABL Credit Agreement to the extent of revolving indebtedness thereunder and Capital Lease Obligations); or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Material Debt (other than ABL Indebtedness, amendments, modifications and waivers of which are governed by Section 6.17) or any Subordinated Debt other than any such amendment, modification, waiver or other change that (x) (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon, and (ii) does not make the covenants, events of default or remedies in such agreement more burdensome, taken as a whole, (y) that is not adverse to the Administrative Agent, the Lenders or the Loan Parties or (z) in the case of Capital Lease Obligations, is entered in the ordinary course of business.

6.9.           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any other Loan Party) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that nothing in this Section 6.9 shall prevent (i) payments permitted by Section 6.6, (ii) Investments in Loan Parties and their Subsidiaries permitted pursuant to Section 6.7, (iii) reasonable and customary director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements in the ordinary course of business and in good faith or to the extent approved in good faith by the board of directors of the Borrower, (iv) loans and transactions between or among the Borrower and one or more of its Subsidiaries expressly permitted by Section 6.2, (v) reasonable and customary fees paid to members of the board of directors of the Borrower and its Subsidiaries and reimbursement of reasonable out-of-pocket costs and expenses of such Persons, (vi) employment and severance arrangements between the Borrower and any of its Subsidiaries and their directors, officers, employees and members of management in the ordinary course of business, and (vii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case, in the ordinary course of business or otherwise not prohibited by the Loan Documents.

6.10.         Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

6.11.         Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

6.12.         Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.13.         Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) the ABL Documentation as in effect on the Closing Date, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) any Indebtedness outstanding on the date any Subsidiary of such Group Member becomes such a Subsidiary (so long as such agreement was not entered into in contemplation of such Subsidiary becoming a Subsidiary of such Group Member), (e) any agreement where such the prohibition of the creation of the Lien is rendered ineffective by the Uniform Commercial Code, (f) restrictions imposed by any Requirement of Law, (g) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary, (h) customary provisions in an agreement restricting assignment of such agreement entered into by the Borrower or a Subsidiary in the ordinary course of business, (i) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.5 pending the consummation of such sale (in which case such restrictions and conditions shall be limited to such property), (j) customary provisions in partnership agreements, limited liability company organizational governance documents and other similar agreements with respect to joint ventures entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person, (k) restrictions on cash or other deposits imposed by suppliers or landlords under contracts entered into in the ordinary course of business, (l) any instrument governing Indebtedness acquired or assigned in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (so long as such instrument was not entered in contemplation of such acquisition), (m) customary provisions in joint venture agreements and similar agreements applicable to joint ventures relating solely to such joint venture, or (n) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to above; provided that such amendments or refinancings are no more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

6.14.         Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions (i) existing under or by reason of (A) any restrictions existing under the Loan Documents or (B) any restrictions existing under the ABL Documentation as in effect on the Closing Date, (ii) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) representing any agreement or instrument binding upon a Person acquired in connection with an acquisition permitted hereby as such agreement or instrument is in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) customary anti-assignment, subletting and transfer provisions in leases and licenses and other contracts entered into in the ordinary course of business, (v) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (vi) restrictions and conditions imposed by any Requirement of Law, and (vii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby.

6.15.         Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or other outsourcing services.

6.16.         Compliance with ABL Incorporated Provisions.  Fail to comply with the ABL Incorporated Provisions.  As used herein “ABL Incorporated Provisions” means those provisions in Sections 6.5, VII and X of the ABL Credit Agreement that are more restrictive than the provisions of this Agreement together with related defined terms, in each case as in effect on the Closing Date, which provisions are incorporated by reference in this Agreement as if set forth at length herein, mutatis mutandis and without limitation with references in the Incorporated Provisions to (i) “Agent” being deemed to be references to “Administrative Agent,” (ii) “Lenders” being deemed to be references to Lenders hereunder, (iii) “Agreement” being deemed to be references to this Agreement, (iv) “Other Documents” being deemed references to Loan Documents, (v) “Advances” being deemed references to Loans and (vi) “Borrowers” being deemed references to “Loan Parties”.

6.17.         Amendments to ABL Documents.  Enter into any amendment, waiver or modification of the ABL Documents (or new ABL Documents) the effect of which is (i) to increase any applicable interest rate on the ABL Indebtedness by more than 300 basis points, except in connection with (1) the imposition of a default rate of interest in accordance with the terms of the ABL Indebtedness (provided that the incremental increase resulting solely from the imposition of such default rate of interest shall not at any time exceed the greater of (x) 200 basis points and (y) the difference between “LIBOR”, the “Eurodollar Rate”, the “Adjusted Eurodollar Rate” (in each case, or any equivalent term) at such time, on the one hand, and the “Alternate Base Rate” or the “Base Rate” (in each case, or any equivalent term) at such time, on the other hand, plus 200 basis points), (2) the imposition of fees for forbearance, amendments, waivers and other modifications and supplements or (3) any increase in “LIBOR”, the “Eurodollar Rate”, the “Adjusted Eurodollar Rate”, the Alternate Base Rate” or the “Base Rate” (in each case, or any equivalent term) (it being understood that, in the case of a pricing matrix or grid based upon a measure of financial performance provided for in the ABL Documents as in effect on the date hereof (x) any change in rate due to the operation thereof shall not constitute an increase and (y) each of the interest rates specified in such matrix or grid may be increased by an amount up to 300 basis points), (ii) to provide for any incurrence of additional or increased ABL Indebtedness after the Closing Date, except for any such incurrence and increase of the ABL Indebtedness pursuant to “Borrower Revolving Increases” (as defined and provided for in the ABL Credit Agreement as in effect on the date hereof) permitted under the provisions of Section 6.2(f) hereof and which does not otherwise violate the provisions of this Section 6.17, (iii) to change the final maturity date for any of the ABL Indebtedness to a date that is earlier than the expiration of the Term as in effect under the ABL Credit Agreement on the Closing Date and (iv) to increase or accelerate any amortization payments or mandatory prepayments provided for under the ABL Documentation as in effect on the date hereof (except for any amendments to provide for amortization with respect to any exercise by Borrower of its right to incur additional ABL Indebtedness pursuant to the “Borrower Revolving Increases” (as defined and provided for in the ABL Credit Agreement as in effect on the date hereof), in which case the amortization terms and final maturity date of any applicable “Borrower Revolving Increases” (as defined and provide for in the ABL Credit Agreement as in effect on the date hereof) shall not be materially less favorable to the Loan Parties as compared to such amortization and maturity terms of the ABL Loans as in effect on the date hereof) or otherwise make a change to the terms and conditions of the amortization payments or mandatory prepayments under the ABL Documents as in effect on the date hereof in a manner that is materially adverse to the interests of Loan Parties and/or Administrative Agent and Lenders; provided that, Borrower shall deliver to Administrative Agent a copy of any amendment, waiver or modification of the ABL Documents to be entered into in compliance with this Section 6.17 within five (5) Business Days of the execution thereof.  For the avoidance of draft the Loan Parties may refinance the ABL Credit Agreement with the proceeds of Permitted Refinancing Indebtedness having terms consistent with this Section 6.17.

ARTICLE 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a), Section 5.7(a) or Article 6 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)           any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto or beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $3,500,000 or more; or, without limitation of the foregoing, an Event of Default shall occur under the ABL Credit Agreement (as the ABL Credit Agreement is in effect on the date hereof); or

(f)            (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g)           (i) an ERISA Event and or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $3,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)            other than with respect to de minimis items of Collateral not exceeding $250,000 in the aggregate, any Security Document or financing statement after delivery thereof pursuant to Article IV or Section 5.10 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby, except (i) to the extent otherwise permitted by the Loan Documents, (ii) to the extent that any such lack of validity, perfection or priority results from any act of the Administrative Agent and (iii) as to Collateral consisting of real property, to the extent that such lack of validity, perfection or priority are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(j)            any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert; or

(k)           the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l)            (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall (x) become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 51% of the outstanding common stock of the Borrower or (y) obtain the ability to nominate or elect at least a majority of the board of directors of the Borrower; or (ii) a Specified Change of Control shall occur; or

(m)          the Intercreditor Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall assert the foregoing; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

ARTICLE 8. THE AGENTS

8.1.           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2.           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any attorneys-in-fact or one or more agents appointed by the Administrative Agent, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such agents, and shall apply to their respective activities in connection with the syndication of the facility provided for herein as well as activities as Administrative Agent.

8.3.           Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4.           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

8.7.           Indemnification.  The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8.           Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9.           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 8 and of Section 9.5 shall continue to inure to its benefit.

8.10.         Documentation Agent and Syndication Agent.  Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

8.11.         Intercreditor Agreement.  Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.6) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such action on its behalf as is contemplated by the terms of the Intercreditor Agreement.  Each Lender hereby agrees that, notwithstanding anything herein to the contrary, the Liens and security interests granted to the Administrative Agent pursuant to any Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement.  Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Lenders) with respect to the ABL Priority Collateral shall be subject to the terms of the Intercreditor Agreement, and, until the ABL Debt Obligations Payment Date, any obligation of the Borrower and any Guarantor hereunder or under any other Loan Document with respect to the delivery or control of any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral, shall be deemed to be satisfied if the Borrower or such Guarantor, as applicable, complies with the requirements of the similar provision of the applicable ABL Documentation. Until the ABL Obligations Payment Date, the delivery of any ABL Priority Collateral to the ABL Representative pursuant to the ABL Documentation shall satisfy any delivery requirement hereunder or under any other Loan Document (it being understood this sentence and the preceding sentence are for the benefit of the Administrative Agent and the Lenders and not the Loan Parties).  In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy.  Notwithstanding the foregoing, the Administrative Agent of the Lenders may take actions necessary or advisable in order to create or perfect Liens on the ABL Priority Collateral.

ARTICLE 9. MISCELLANEOUS

9.1.           Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of all Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.12 without the written consent of all Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of all Lenders with respect to each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; or (vii) amend, modify or waive any provision of Article 8 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche B Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus the amount of any prepayment premium, fees and expenses in connection with replacing the Replaced Term Loans), (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

Notwithstanding anything to the contrary contained in this Section 9.1, if the Administrative Agent and the Borrower (a) shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, or (b) shall seek to amend the Loan Documents in a manner more favorable to the Lenders, taken as a whole, then, in each case, the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

9.2.           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	UniTek Global Services, Inc. 1777 Sentry Parkway West Gwynedd Hall, Suite 202 Blue Bell, PA 19422
Attention: Ronald J. Lejman
Telecopy: 484-493-1613
Telephone: 267-464-1700

Administrative Agent:	FBR Capital Markets LT, Inc. 237 Park Avenue, 19th Floor New York, NY 10017
Attention: Scott Woods

Telecopy: 212-457-3376
Telephone: 646-885-5611

With a copy to:

Cortland Capital Market Services LLC
225 W. Washington Street, Suite 1450
Chicago, IL 60606
Attention: Beata Konopko
Telephone: 312-564-5080

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3.           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5.           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement or after the occurrence of an Event of Default in connection with a workout of the Obligations, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, and provided, further, that this Section 9.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor.  The agreements in this Section 9.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

9.6.          Successors and Assigns; Participations and Assignments.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)           the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii)          Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, in the case of the Incremental Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)           (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (ii) directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b).  Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

9.7.           Adjustments; Set-off.  (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)             In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.8.           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

9.9.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10.         Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11.         GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12.       Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13.       Acknowledgements.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14.       Releases of Guarantees and Liens.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b)           At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements) shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15.       Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.16.       WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17.       USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNITEK GLOBAL SERVICES, INC.

By:	/s/ Ronald J. Lejman
Name: Ronald J. Lejman
Title: Chirf Financial Officer

FBR CAPITAL MARKETS LT, INC., as
Administrative Agent,
Syndication Agent and Documentation Agent

By:	/s/ Robert J. Kiernan
Name: Robert J. Kiernan
Title: Senior Vice President

COREPOINTE CAPITAL FINANCE LLC

By:	/s/ Seth Fink
Name: Seth Fink
Title: Managing Director

EXHIBIT A
EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

made by

UNITEK GLOBAL SERVICES, INC.

and certain of its Subsidiaries

in favor of

FBR CAPITAL MARKETS LT, INC.,

as Administrative Agent

Dated as of April 15, 2011

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6.4	Proceeds to be Turned Over To Administrative Agent	18
6.5	Application of Proceeds	18
6.6	Code and Other Remedies	19
6.7	Registration Rights	19
6.8	Subordination	20
6.9	Deficiency	20

SECTION 7. THE ADMINISTRATIVE AGENT		20
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc	20
7.2	Duty of Administrative Agent	22
7.3	Execution of Financing Statements	22
7.4	Authority of Administrative Agent	22

SECTION 8. MISCELLANEOUS		22
8.1	Amendments in Writing	22
8.2	Notices	22
8.3	No Waiver by Course of Conduct; Cumulative Remedies	22
8.4	Enforcement Expenses; Indemnification	23
8.5	Successors and Assigns	23
8.6	Set-Off	23
8.7	Counterparts	23
8.8	Severability	23
8.9	Section Headings	24
8.10	Integration	24
8.11	GOVERNING LAW	24
8.12	Submission To Jurisdiction; Waivers	24
8.13	Acknowledgements	24
8.14	Additional Grantors	25
8.15	Releases	25
8.16	WAIVER OF JURY TRIAL	25
8.17	Intercreditor Agreement	26
SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Contracts
Schedule 8	Vehicles
Schedule 9	Commercial Tort Claims

EXHIBIT

Exhibit A	Form of Perfection Certificate

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This Guarantee and Collateral Agreement is subject to the terms and provisions of the Intercreditor Agreement, dated as of April 15, 2011 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between FBR Capital Markets LT, Inc. (or any successor thereto), as administrative agent for the Term Debt Secured Parties referred to therein, and PNC Bank, National Association (or any successor thereto), as administrative agent for the ABL Secured Parties referred to therein.

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of  April 15, 2011, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of FBR Capital Markets LT, Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of  April 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UniTek Global Services, Inc. (the “Borrower”), the Lenders and FBR Capital Markets LT, Inc., as Documentation Agent, Syndication Agent and Administrative Agent.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.     DEFINED TERMS

1.1           Definitions.  (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC:  Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

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(b)      The following terms shall have the following meanings:

“Agreement”:  this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”:  the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Collateral”:  as defined in Section 3.

“Collateral Account”:  any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Contracts”:  the contracts and agreements listed in Schedule 7, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder and (iii) all rights of any Grantor to perform and to exercise all remedies thereunder.

“Copyrights”:  (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”:  any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”:  as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“DIRECTV/DirectSat Contract”: the DIRECTV, Inc. 2009 Home Services Provider Agreement dated as of July 1, 2009 between DIRECTV, Inc. and DirectSat USA LLC, including all exhibits and schedules thereto, as such agreement may have been or hereafter may be amended, modified, supplemented, restated or replaced from time to time.

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“DIRECTV Inventory”: all Inventory purchased by any Grantor pursuant to and in connection with the DIRECTV/DirectSat Contract that is subject to a Lien in favor of DIRECTV, Inc. created under the DIRECTV/DirectSat Contract and in which, pursuant to the terms and conditions of the DIRECTV/DirectSat Contract, no Liens may be created in favor of any Person other than DIRECTV, Inc.

“Foreign Subsidiary”:  any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”:  the voting Capital Stock of any Foreign Subsidiary.

“Grantor”:  as defined in the preamble hereto.

“Guarantor Obligations”:  with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document [or any Specified Swap Agreement] to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”:  the collective reference to each Grantor other than the Borrower.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”:  any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property”:  the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”:  the collective reference to each issuer of any Investment Property.

“New York UCC”:  the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”:  (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”:  (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

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“Patent License”:  all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Perfection Certificate”:  a certificate substantially in the form of Exhibit A completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Pledged Notes”:  all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”:  the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”:  any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”:  the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”:  the Securities Act of 1933, as amended.

“Trademarks”:  (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License”:  any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Vehicles”:  all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, in any event including, without limitation, the vehicles listed on Schedule 8 and all tires and other appurtenances to any of the foregoing.

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1.2           Other Definitional Provisions.  (a)  The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)           Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.     GUARANTEE

2.1           Guarantee.  (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)           Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)           The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.
(e)           No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full and the Commitments are terminated.

2.2           Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

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2.3           No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are paid in full and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4           Amendments, etc. with respect to the Borrower Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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2.5           Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6           Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7           Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 3.     GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)           all Accounts;

(b)           all Chattel Paper;

(c)           all Contracts;

(d)           all Deposit Accounts;

(e)           all Documents (other than title documents with respect to Vehicles);

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(f)            all Equipment;

(g)           all Fixtures;

(h)           all General Intangibles;

(i)            all Instruments;

(j)            all Intellectual Property;

(k)           all Inventory (excluding any DIRECTV Inventory to the extent such property is not Collateral under the ABL Documents);

(l)            all Investment Property;

(m)          all Letter-of-Credit Rights;

(n)           all Vehicles and title documents with respect to Vehicles;

(o)           all Commercial Tort Claims with respect to the matters described on Schedule 9;

(p)           all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(q)           all books and records pertaining to the Collateral; and

(r)            to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.  In addition, the Grantors shall not be required to take actions to perfect the security interest in Vehicles created by this Agreement except to the extent required by Section 5.12.

SECTION 4.     REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

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4.1           Title; No Other Liens.  Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.  For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor.  For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.  Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2           Perfected First Priority Liens.  The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof subject only to (i) Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law and (ii) Liens securing the ABL Credit Agreement to the extent set forth in the Intercreditor Agreement.

4.3           Jurisdiction of Organization; Chief Executive Office.  On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4.  Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

4.4           Inventory and Equipment.  On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

4.5           Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6           Investment Property.  (a)  The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 66% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b)           All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c)           Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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(d)           Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and liens permitted under Section 4.2.

4.7           Receivables.  (a)  No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent, unless otherwise required under the Intercreditor Agreement.

(b)           None of the obligors on any Receivables is a Governmental Authority.

(c)           The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

4.8           Contracts.  (a)  No consent of any party (other than such Grantor) to any Contract is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement, except as has been obtained.

(b)           No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of any of the Contracts by any party thereto other than those which have been duly obtained, made or performed, are in full force and effect and do not subject the scope of any such Contract to any material adverse limitation, either specific or general in nature.

(c)           Neither such Grantor nor (to the best of such Grantor’s knowledge) any of the other parties to the Contracts is in default in the performance or observance of any of the terms thereof in any manner that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)           The right, title and interest of such Grantor in, to and under the Contracts are not subject to any defenses, offsets, counterclaims or claims that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)           No amount payable to such Grantor under or in connection with any Contract is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

(f)            None of the parties to any Contract is a Governmental Authority.

4.9           Intellectual Property.  (a)  Schedule 6 lists all registered Intellectual Property owned by such Grantor in its own name on the date hereof.

(b)           On the date hereof, all material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person in all material respects.

(c)           Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

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(d)           No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity, enforceability, ownership or use of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e)           No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property, as to both (i) and (ii) above, in a manner that could reasonably be expected to have a Material Adverse Effect.

4.10         Vehicles.  Schedule 8 is a complete and correct list of all Vehicles owned by such Grantor on the date hereof.

4.11         Commercial Tort Claims

(a)           On the date hereof, except to the extent listed in Section 3 above, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $250,000.

(b)           Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 5.11 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

SECTION 5.     COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full and the Commitments shall have terminated:

5.1           Delivery of Instruments, Certificated Securities and Chattel Paper.  Subject to the Intercreditor Agreement, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2           Maintenance of Insurance.  (a)  Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment and Vehicles against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) insuring such Grantor, the Administrative Agent and the Lenders against liability for personal injury and property damage relating to such Inventory and Equipment and Vehicles, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Lenders.

(b)           All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or loss payee and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

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(c)           The Borrower shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Borrower’s audited annual financial statements and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

5.3           Payment of Obligations.  Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

5.4           Maintenance of Perfected Security Interest; Further Documentation.  (a)  Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b)           Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c)           At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.  Without limitation of the foregoing, the Grantors shall cause all control agreements and similar arrangements entered into by the ABL Administrative Agent and ABL Lenders with respect to the ABL Priority Collateral to acknowledge the security interest created by the Loan Documents in the ABL Priority Collateral and provide that the Administrative Agent shall have control with respect to the ABL Priority Collateral following the ABL Obligations Payment Date.

5.5           Changes in Name, etc.  Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) change its name.

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5.6           Notices.  Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a)           any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b)           of the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the security interests created hereby.

5.7           Investment Property.  (a)  If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations.  During an Event of Default, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations.  During an Event of Default, any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b)           Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer except to the extent permitted by the Credit Agreement, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Liens permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

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(c)           In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a)) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.8           Receivables.  (a)  Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b)           Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

5.9           [RESERVED].

5.10         Intellectual Property.  (a)  Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b)           Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c)           Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired.  Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d)           Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.
(e)           Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

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(f)            Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within 45 days after the last day of the fiscal quarter in which such filing occurs.  Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)           Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)           In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

5.11         Commercial Tort Claims.  If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $250,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim. Vehicles .

5.12         Vehicles.   Promptly following receipt by the Borrower of a written request from the Administrative Agent requesting that the security interest in Vehicles created by this Agreement be perfected, take actions necessary or advisable to perfect such security interest, and the Grantors shall, without limitation, cause all certificates of title and all applications for certificates of title indicating the Administrative Agent’s first priority security interest in the Vehicle covered by such certificate, and any other necessary documentation, to be filed in each office in each jurisdiction which the Administrative Agent shall deem advisable to perfect its security interests in the Vehicles.

5.13         Uncertificated Pledged Stock.  (a)  With respect to any Pledged Stock owned by it, such Grantor will take any commercially reasonable actions necessary to cause each Issuer of uncertificated securities which are Pledged Stock to cause the Administrative Agent to have and retain control (as defined in Article 8 of the New York UCC) over such Pledged Stock.

(b)      Each Grantor acknowledges and agrees that each interest in any limited liability company or limited partnership that is pledged hereunder that is represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and governed by Article 8 of the Uniform Commercial Code of the applicable jurisdiction and, unless otherwise approved by the Administrative Agent, shall at all times hereafter be represented by a certificate (unless it is no longer a “security” within the meaning of Article 8 of the New York UCC) which shall be a “security” within the meaning of Article 8 of the New York UCC and governed by Article 8 of the Uniform Commercial Code of such jurisdiction.

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(c)      Each Grantor further acknowledges and agrees that (i) the interests in any limited liability company or limited partnership that is pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the Uniform Commercial Code of the applicable jurisdiction and (ii) the Grantors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest (except that the Grantors may elect to so treat any such interest as a “security” within the meaning of Article 8 of the New York UCC and issue any certificate representing such interest if simultaneously therewith the applicable Grantor delivers such certificate to the Administrative Agent).

SECTION 6.     REMEDIAL PROVISIONS

6.1           Certain Matters Relating to Receivables. (a) So long as the ABL Obligations Payment Date shall have occurred  or with the consent of the ABL Representative, (i) the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications and (ii) at any time and from time to time, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b)           So long as the ABL Obligations Payment Date shall have occurred or with the consent of the ABL Representative, the Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.  Borrower will collect Receivables in trust for the Administrative Agent.

(c)           So long as the ABL Obligations Payment Date shall have occurred or with the consent of the ABL Representative, at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2           Communications with Obligors; Grantors Remain Liable.  (a) So long as the ABL Obligations Payment Date shall have occurred or with the consent of the ABL Representative, the Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

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(b)           So long as the ABL Obligations Payment Date shall have occurred or with the consent of the ABL Representative, upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)           Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3           Pledged Stock.  (a)  Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.
(b)           If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

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(c)           Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4           Proceeds to be Turned Over To Administrative Agent.  Subject to the Intercreditor Agreement, in addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required).  All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5           Application of Proceeds.  At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

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6.6           Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law, in accordance with the Intercreditor Agreement. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7           Registration Rights.  (a)  If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)           Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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(c)           Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8           Subordination.  Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

6.9           Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

SECTION 7.     THE ADMINISTRATIVE AGENT

7.1           Administrative Agent’s Appointment as Attorney-in-Fact, etc.  (a)  Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)            in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

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(iii)          pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)          execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)           (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;  (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;  (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)           The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

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7.2           Duty of Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account.  Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers.  The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3           Execution of Financing Statements.  Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement.  Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements.  Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4           Authority of Administrative Agent.  Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement, the Intercreditor Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.     MISCELLANEOUS

8.1           Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement.

8.2           Notices.  All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3           No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

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8.4           Enforcement Expenses; Indemnification.  (a)  Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b)           Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)           Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 9.5 of the Credit Agreement.

(d)           The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5           Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6           Set-Off.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor.  Each Lender agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

8.7           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

8.8           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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8.9           Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10         Integration.  This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

           8.11         GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12         Submission To Jurisdiction; Waivers.  Each Grantor hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13         Acknowledgements.  Each Grantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

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(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14         Additional Grantors.  Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15         Releases.  (a)  At such time as the Loans, the Reimbursement Obligations and the other Obligations  shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)           If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement and the Intercreditor Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement and the Intercreditor Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16         WAIVER OF JURY TRIAL.  EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

25

8.17         Intercreditor Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Liens, security interests and rights granted pursuant to this Agreement or any other Loan Document shall be as set forth in, and subject to the terms and conditions of (and the exercise of any right or remedy by the Administrative Agent hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement.  In the event of any conflict between this Agreement or any other Loan Document and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Administrative Agent hereunder or under any other Loan Document shall be exercised by the Administrative Agent, and no direction shall be given by the Administrative Agent in contravention of the Intercreditor Agreement.   Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and, with respect to the ABL Priority Collateral until the ABL Obligations Payment Date, any obligation of the Borrower and other Grantor hereunder or under any other Loan Document with respect to the delivery or control of any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral shall be deemed to be satisfied if the Borrower or such Grantor, as applicable, complies with the requirements of the similar provision of the applicable ABL Documentation.  Until the ABL Obligations Payment Date, the delivery of any ABL Priority Collateral to the ABL Representative pursuant to the ABL Documentation shall satisfy any delivery requirement hereunder or under any other Loan Document (it being understood this sentence and the preceding sentence are for the benefit of the Administrative Agent and the Secured Parties and not the Grantors).  Notwithstanding the foregoing, the Administrative Agent may take actions necessary or advisable to create and perfect the security interest in the ABL Priority Collateral created by the Loan Documents.

26

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

UNITEK GLOBAL SERVICES, INC.

By:	/s/ Ronald J. Lejman
Name: Ronald J. Lejman
Title: Chief Financial Officer

UNITEK ACQUISITION, INC. BCI COMMUNICATIONS, INC. UNITEK USA, LLC ADVANCED COMMUNICATIONS USA, INC DIRECTSAT USA, LLC FTS USA, LLC

By:	/s/ Ronald J. Lejman
Name: Ronald J. Lejman
Title: Treasurer

FBR CAPITAL MARKETS LT, INC., as Administrative Agent

By:	/s/ Robert J. Kiernan
Name: Robert J. Kiernan
Title: Senior Vice President

27

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of  April 15, 2011 (the “Agreement”), made by the Grantors parties thereto for the benefit of FBR Capital Markets LT, Inc., as Administrative Agent.  The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1.           The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.           The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) of the Agreement.

3.           The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.

WIRECOMM SYSTEMS (2008), INC.

By:	/s/ Ronald J. Lejman
Name: Ronald J. Lejman
Title: Treasurer

Address for Notices:
1777 Sentry Parkway West
Suite 301
Blue Bell, PA 19422
Fax: 267-493-1613

UNITEK CANADA, INC.

By:	/s/ Ronald J. Lejman
Name: Ronald J. Lejman
Title: Treasurer

Address for Notices:
1777 Sentry Parkway West
Suite 301
Blue Bell, PA 19422
Fax: 267-493-1613

28

Annex 1 to
Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of [●], 20[●], made by ______________________________ (the “Additional Grantor”), in favor of FBR Capital Markets LT, Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement referred to below.  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

WITNESSETH :

WHEREAS, UniTek Global Services, Inc. (the “Borrower”), the Lenders, FBR Capital Markets LT, Inc., as Documentation Agent, Syndication Agent and Administrative Agent have entered into a Credit Agreement, dated as of April 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of April 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.  Guarantee and Collateral Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder.  The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.  Governing Law.  THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

29

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

30

EXHIBIT B

FORM OF
COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 5.2(b) of the Credit Agreement, dated as of April 15, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among UniTek Global Services, Inc. (the “Borrower”), the Lenders from time to time party thereto, FBR Capital Markets LT, Inc., as Documentation Agent, Syndication Agent and Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.      I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.

2.      I have reviewed and am familiar with the contents of this Compliance Certificate.

3.      I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4.      Without limiting the foregoing, I certify that the Loan Parties are in compliance with the requirements or restrictions imposed by Sections 6.1, 6.2, 6.3, 6.5, 6.6, 6.7 and 6.8 of the Credit Agreement and attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.1 of the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this [●] day of [●], 20__.

By:
Name:
Title: [Chief Financial Officer]

Attachment 1
to Compliance Certificate

[Attach Financial Statements]

Attachment 2
to Compliance Certificate

The information described herein is as of ______, ____, and pertains to the period from _________, ____ to ________________ __, ____.

[Set forth covenant calculations]

EXHIBIT C

FORM OF
CLOSING CERTIFICATES

SECRETARY’S CERTIFICATE

I, Kyle M. Hall, the undersigned, acting solely in my official capacity as the Secretary of [UNITEK GLOBAL SERVICES, INC.], a corporation organized under the laws of the State of Delaware (“[Borrower]”), and not in my individual capacity, do hereby certify as of April [______], 2011 that: (i) I am Secretary of [Borrower], (ii) I am authorized to execute and deliver this Secretary’s Certificate in connection with the execution and delivery of that certain Credit Agreement, dated as of even date herewith, among [Borrower], the Lenders from time to time party thereto and FBR Capital Markets LT, Inc. (the “Term Loan Credit Agreement”), and (iii) as follows:

1.           Attached hereto as Exhibit A are true and complete copies of resolutions of the board of directors of [Borrower] authorizing (a) the execution, delivery and performance of the Term Loan Credit Agreement and each Loan Document to which [Borrower] is a party, and (b) the granting by [Borrower] of the security interests in and liens upon the collateral to secure all of the obligations of [Borrower] pursuant to the Term Loan Credit Agreement and each Loan Document to which [Borrower] is a party, which resolutions have not been amended, modified, revoked or rescinded as of the date hereof, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of [Borrower] now in force relating to or affecting the matters referred to therein.

2.           Attached hereto as Exhibit B is a true and complete copy of the Amended and Restated [Certificate of Incorporation], as amended, of [Borrower] as in effect on the date hereof.

3.           Attached hereto as Exhibit C is a true and complete copy of the [Bylaws] of [Borrower] as in effect on the date hereof.

4.           [Borrower] is, as of the date hereof, a corporation duly incorporated, validly existing and in good standing in its jurisdiction of organization and, if different than its jurisdiction of organization, the jurisdiction in which the chief executive office of [Borrower] is located, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction as attached hereto as Exhibit D.

5.           There are no liquidation or dissolution proceedings pending or to my knowledge threatened against [Borrower], nor has any other event occurred adversely affecting or threatening the continued corporate existence of [Borrower].

6.           The following persons are now duly elected and qualified officers of [Borrower] holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of [Borrower] (a) the Term Loan Credit Agreement and each Loan Document to which [Borrower] is a party and (b) any certificate or other document to be delivered by the [Borrower] pursuant to the Term Loan Credit Agreement and each Loan Document to which [Borrower] is a party:

Name	Office	Signature

Ronald J. Lejman	Chief Financial Officer

Kyle M. Hall	Secretary

Capitalized terms used in this Secretary’s Certificate and not otherwise defined herein shall have the meanings assigned to them in the Term Loan Credit Agreement.

[SIGNATURE TO APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the date first written above.

UNITEK GLOBAL SERVICES, INC.

By:
Name:	Kyle M. Hall
Title:	Secretary

I, Ronald J. Lejman, [Chief Financial Officer] of [Borrower], do hereby certify that Kyle M. Hall is the duly appointed, qualified, and acting Secretary of [Borrower] and that the signature of Kyle M. Hall set forth above is his true and genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the date first written above.

UNITEK GLOBAL SERVICES, INC.

By:
Name:	Ronald J. Lejman
Title:	[Chief Financial Officer]

OFFICER’S CERTIFICATE

I, Ronald J. Lejman, the undersigned, acting solely in my official capacity as (1) the Chief Financial Officer of UNITEK GLOBAL SERVICES, INC., a corporation organized under the laws of the State of Delaware (“UniTek Parent”) and (2) the Treasurer of UNITEK ACQUISITION, INC., a corporation organized under the laws of the State of Delaware (“UniTek Acquisition”), BCI COMMUNICATIONS, INC., a corporation organized under the laws of the State of Delaware (“BCI”), UNITEK USA, LLC, a limited liability company organized under the laws of the State of Delaware (“UniTek USA”), ADVANCED COMMUNICATIONS USA, INC., a corporation organized under the laws of the State of Delaware (“Advanced Communications”), DIRECTSAT USA, LLC, a limited liability company organized under the laws of the State of Delaware (“DirectSat”), and FTS USA, LLC, a limited liability company organized under the laws of the State of Delaware (“FTS”) (UniTek Parent, UniTek Acquisition, BCI, UniTek USA, Advanced Communications, DirectSat and FTS collectively, the “Loan Parties”, and each a “Loan Party”), and not in my individual capacity, do hereby certify as of April [______], 2011 that: (i) I am authorized to execute and deliver this Officer’s Certificate in connection with the execution and delivery of that certain Credit Agreement, dated as of even date herewith, among UniTek Parent, the Lenders from time to time party thereto and FBR Capital Markets LT, Inc. (the “Term Loan Credit Agreement”), and (ii) as follows:

1.           The representations and warranties of the Loan Parties set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Loan Parties pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;

2.           No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof; and

3.           Since December 31, 2010, no event, condition or state of facts has occurred which has or could reasonably be expected to have a Material Adverse Effect.

4.           The conditions precedent set forth in Article 4 of the Credit Agreement were satisfied as of the Closing Date.

5.           There are no liquidation or dissolution proceedings pending or to my knowledge threatened against any Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of any Loan Party.

Capitalized terms used in this Officer’s Certificate and not otherwise defined herein shall have the meanings assigned to them in the Term Loan Credit Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the date first written above.

UNITEK GLOBAL SERVICES, INC.

By:
Name:	Ronald J. Lejman
Title:	Chief Financial Officer

UNITEK ACQUISITION, INC.

BCI COMMUNICATIONS, INC.

UNITEK USA, LLC

ADVANCED COMMUNICATIONS USA, INC.

DIRECTSAT USA, LLC

FTS USA, LLC

By:
Name:	Ronald J. Lejman
Title:	Treasurer

EXHIBIT D

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	UniTek Global Services, Inc.

4.	Administrative Agent:	FBR Capital Markets LT, Inc., as administrative agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement, dated as of April 15, 2011, among UniTek Global Services, Inc., the Lenders from time to time parties thereto, FBR Capital Markets LT, Inc., as Administrative Agent, and the other agents parties thereto

1 Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans2
$	$		%
$	$		%
$	$		%

Effective Date:   ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information  (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Name:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Name:
Title:

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

[Consented to and]3 Accepted:

FBR CAPITAL MARKETS LT, INC., as
Administrative Agent

By:
Name:
Title:

[Consented to:]4

[NAME OF BORROWER]

By:
Name:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By:
Name:
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

Credit Agreement dated as of April 15, 2011, among UniTek Global Services, Inc., the Lenders from time to time party thereto,
FBR Capital Markets LT, Inc., as Administrative Agent, and the other agents party thereto

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

April 15, 2011

FBR	Capital Markets LT, Inc., as Documentation Agent,
Syndication Agent and Administrative Agent under
the Credit Agreement Referred to Herein
and the Lenders
listed on Schedule 1.1A to
the Credit Agreement
c/o	FBR Capital Markets LT, Inc.
237 Park Avenue, 19th Floor
New York, NY 10017

Re:         Credit Agreement dated as of April 15, 2011 of UniTek Global Services, Inc.

Ladies and Gentlemen:

We have acted as counsel for UniTek Global Services, Inc., a Delaware corporation (the “Company”), in connection with the Credit Agreement, dated as of April 15, 2011 (the “Credit Agreement”), among the Company, the lenders referred to therein (the “Lenders”) and FBR Capital Markets LT, Inc., as Documentation Agent and Syndication Agent and FBR Capital Markets LT, Inc., as Administrative Agent for the Lenders (the “Agent”).  Terms defined in the Credit Agreement are used as therein defined, unless otherwise defined herein.  References in this opinion letter to the “New York UCC” are to the Uniform Commercial Code as currently in effect in the State of New York.  The terms in paragraphs 8-11 that are defined in the New York UCC and that are not capitalized have the respective meanings given to them in the New York UCC.  This opinion letter is being delivered to you pursuant to Article 4(j) of the Credit Agreement.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the certificate of incorporation, articles of incorporation, certificate of formation, bylaws and operating agreement, as applicable, of the Company and each of its Named Subsidiaries (as hereafter defined) and such other documents and records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein, including the following documents (the documents referred to in clauses (a) through (e) below are referred to herein as the “Credit Documents”):

FBR Capital Markets LT, Inc.
April 15, 2011

(a)          the Credit Agreement;

(b)          the promissory notes executed by the Company on the date hereof in favor of the Lenders;

(c)          the Guarantee and Collateral Agreement;

(d)          the Intercreditor Agreement;

(e)          the Grant of Security Interest in Trademark Rights by each of the Company and BCI  Communications, Inc. (the “Trademark Security Grants”); and

(f)          unfiled copies of Uniform Commercial Code financing statements (the “Financing Statements”) naming the Company or a Named Subsidiary as debtor and the Agent as secured party, to be filed in the office of the Secretary of State of the State of Delaware (the “Filing Office”).

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that the Credit Documents constitute valid and binding obligations of each party thereto other than the Company and the Named Subsidiaries (as hereafter defined) party thereto.

As to any facts that are material to the opinions hereinafter expressed that we did not independently establish or verify, we have relied without investigation upon the representations of the Company and the Named Subsidiaries contained in the Credit Documents and upon certificates of officers of the Company and the Named Subsidiaries.

In rendering the opinions set forth herein, whenever a statement or opinion set forth therein is qualified by “to our knowledge,” “known to us” or by words of similar import, it is intended to indicate that, during the course of our representation of the Company and the Named Subsidiaries in the subject transaction, no information has come to the attention of those lawyers in our firm who have rendered legal services in connection with such transaction that gives us actual knowledge of the inaccuracy of such statement or opinion.  We have not undertaken any independent investigation to determine the accuracy of facts material to any such statement or opinion, and no inference as to such statement or opinion should be drawn from the fact of our representation of the Company or the Named Subsidiaries.

We have relied upon a certificate of the Secretary of the Company dated the date hereof, certifying that the items listed in such certificate are (i) all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes, other agreements or instruments including the ABL Credit Agreement (the “Other Company Agreements”), and (ii) all of the judicial or administrative orders, writs, judgments, awards, injunctions and decrees (the “Company Orders”), which as to any matter in (i) or (ii) affect or purport to affect the Company’s or any Subsidiary’s right to borrow money or the Company’s or any Subsidiary’s obligations under the Credit Documents.

FBR Capital Markets LT, Inc.
April 15, 2011

Based upon and subject to the foregoing, and to the limitations and qualifications described below, we are of the opinion that:

1.           The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.           Each subsidiary (a “Named Subsidiary”) of the Company listed on Schedule I hereto is a corporation or limited liability company validly existing and in good standing under the laws of the jurisdiction of organization indicated opposite the name of such Named Subsidiary on Schedule I hereto.

3.           Each of the Company and each Named Subsidiary has the organizational power and authority to enter into and perform the Credit Documents to which it is a party, has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of such Credit Documents and has duly executed and delivered such Credit Documents.

4.           Each Credit Document to which the Company or a Named Subsidiary is a party is the valid and binding obligation of the Company or such Named Subsidiary, as applicable, enforceable against the Company and each such Named Subsidiary in accordance with its terms.

5.           The execution and delivery by the Company and the Named Subsidiaries of the Credit Documents to which they are parties do not, and the performance by the Company and the Named Subsidiaries of their respective obligations thereunder will not (i) result in a violation of the certificate of incorporation, articles of incorporation, certificate of formation, bylaws and operating agreement, as applicable, of the Company or any Named Subsidiary, (ii) result in a breach or default under any Other Company Agreement or (iii) result in a violation of any Company Order.

6.           The execution and delivery by each of the Company and each Named Subsidiary of the Credit Documents to which it is a party do not, and the performance by each of the Company and each such Named Subsidiary of its obligations thereunder will not, require any approval from or filing with any governmental authority of the United States or the State of New York.

7.           The execution and delivery by each of the Company and each Named Subsidiary of the Credit Documents to which it is a party do not, and the performance by the Company and each such Named Subsidiary of its obligations thereunder will not, result in any violation of any federal law of the United States or law of the State of New York or any regulation thereunder, or any provision of the Delaware General Corporation Law.

FBR Capital Markets LT, Inc.
April 15, 2011

8.           The Guarantee and Collateral Agreement is effective to create in favor of the Agent, as security for the Obligations, as defined in the Guarantee and Collateral Agreement, a security interest (the “Article 9 Security Interest”) in the collateral described in the Guarantee and Collateral Agreement in which a security interest may be created under Article 9 of the New York UCC (the “Article 9 Collateral”).

9.           Upon the filing of the Financing Statements in the applicable Filing Office, the Article 9 Security Interest in that portion of the Article 9 Collateral in which a security interest may be perfected by the filing of a financing statement under the New York UCC is perfected.

10.         The Article 9 Security Interest in that portion of the Article 9 Collateral consisting of instruments will be perfected upon delivery of the instruments to the Agent.  The Article 9 Security Interest in that portion of the Article 9 Collateral consisting of certificated securities in registered form represented by the certificates identified on Schedule 2 to the Guarantee and Collateral Agreement will be perfected upon delivery of the certificates to the Agent, indorsed in blank by an effective indorsement.  Assuming none of the Agent and the Lenders has notice of any adverse claim to the securities, and further assuming that such parties have given value, the Agent will acquire the security interest in such certificated securities free of any adverse claim.

11.         Upon the filing of the Financing Statements in the applicable Filing Office and the proper and timely filing of the Trademark Security Grants with the United States Patent and Trademark Office, the security interest of the Agent in the trademarks listed on Schedule A thereto will be perfected.

12.         The Loans made on the date hereof and the use of the proceeds thereof in accordance with the provisions of the Credit Agreement do not violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

13.         Neither the Company nor any Named Subsidiary is an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.

14.         To our knowledge, there are no pending lawsuits or other proceedings against the Company, any of the Subsidiaries or their respective businesses, assets or properties before any court, arbitrator or governmental agency or authority that challenge the legality, validity or enforceability of the Credit Documents.

The opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions:

A.          The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

FBR Capital Markets LT, Inc.
April 15, 2011

B.          Provisions of the Credit Documents relating to indemnification or exculpation may be limited by public policy or by law.

C.          The opinions expressed in this opinion letter are limited to the laws of the Commonwealth of Pennsylvania, the State of New York, the General Corporation Law and the Limited Liability Act of the State of Delaware and the Federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.  With respect to the laws of  the State of Delaware (other than as specified in the preceding sentence) we have, with your permission, confined our investigation of the laws of such jurisdiction to an examination of the relevant provisions of the Uniform Commercial Code as in effect in such jurisdictions as set forth in a standard compilation such as the CCH Secured Transactions Guide

D.          For purposes of our opinions in paragraphs 1 and 2 hereof as to the valid existence and good standing of the Company and the Named Subsidiaries, we have relied solely upon good standing or similar certificates issued by the appropriate authorities in the subject jurisdictions.

E.          For purpose of the opinion in paragraph 5, no opinion is expressed as to whether, upon the occurrence and during the continuance of an Event of Default, performance by the Company and the Named Subsidiaries of their obligations under the Credit Documents may conflict with or result in a breach or default under the ABL Documentation with respect to the Collateral.

F.          For purposes of the opinion in paragraph 7, we have considered only such laws and regulations that in our experience are typically applicable to a transaction of the nature contemplated by the Credit Documents.

G.         Certain waivers by the Company and the Named Subsidiaries in the Credit Documents may relate to matters that cannot, as a matter of law, be effectively waived.  Without limiting the foregoing, you should be aware that under applicable law guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered.  We express no opinion herein as to the enforceability of any provisions of the Guarantee and Collateral Agreement whereby a Subsidiary provides a guaranty of the Obligations  and which purport to waive or alter such rights or protections, except to the extent permitted by law.

H.         The enforceability of the Credit Documents may be limited by the unenforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or an occurrence of default.

FBR Capital Markets LT, Inc.
April 15, 2011

I.           For purposes of the opinion in paragraph 5, where any Other Company Agreement states that it is governed by laws of a state other than the laws of New York, we have not made any investigation of the laws of such other state but have merely assumed that they would be interpreted in accordance with their plain meaning.  We have not reviewed the covenants in the Other Company Agreements that contain financial ratios and other similar financial restrictions, and no opinion is provided with respect thereto.

J.           We express no opinion as to:

(i)          The enforceability of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that a Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law.

(ii)         The enforceability of any provision of the Credit Documents permitting modification thereof only by means of an agreement in writing signed by the parties thereto.

(iii)        The enforceability of any provision of the Credit Documents purporting to waive the right to trial by jury.

(iv)        The enforceability of any provision of the Credit Documents purporting to grant the right to confess judgment against the Company or the Named Subsidiary.

K.          In connection with the opinions set forth in paragraphs 8-11, we have assumed that the Company and each Named Subsidiary have, or have power to transfer, rights (to the extent necessary to grant a security interest) in the Article 9 Collateral existing on the date hereof and will have, or will have the power to transfer, rights (to such extent) in property which becomes Article 9 Collateral after the date hereof.

L.          We express no opinion as to the perfection of any security interest in any Collateral consisting of timber to be cut or as-extracted collateral or goods which are or are to become fixtures.

M.         In connection with the opinions set forth in paragraphs 8-11, the perfection of a security interest in any collateral consisting of “proceeds” (as defined in the Uniform Commercial Code of the applicable jurisdiction) is subject to limitations set forth in Section 9-315 of the Uniform Commercial Code of the applicable jurisdiction.

This opinion letter is effective only as of the date hereof.  We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur subsequent to the date of this opinion letter or from the discovery, subsequent to the date of this opinion letter, of information not previously known to us pertaining to the events occurring prior to such date.

FBR Capital Markets LT, Inc.
April 15, 2011

This opinion letter is furnished by us solely for the benefit of the Agent and the Lenders and their respective successors and permitted assigns and participants pursuant to the Credit Agreement, and this opinion letter may not be relied upon by such parties for any other purpose or by any other person or entity for any purpose whatsoever. This opinion letter is not to be quoted in whole or in part or otherwise referred to or used or furnished to any other person, except as may be required by any governmental authority or pursuant to legal process, without our express written consent.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

FBR Capital Markets LT, Inc.
April 15, 2011

SCHEDULE I

Company	State of Organization	Foreign Jurisdiction(s) in which Qualified
UniTek Global Services, Inc.	DE	PA

Named Subsidiaries	State of Organization	Foreign Jurisdiction(s) in which Qualified
UniTek Acquisition, Inc.	DE	PA (application pending)
BCI Communications, Inc.	DE	PA
UniTek USA, LLC	DE	PA
Advanced Communications USA, Inc.	DE	PA
DirectSat USA, LLC	DE	PA
FTS USA, LLC	DE	TX

 EXHIBIT F-1

FORM OF
U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 15, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among UniTek Global Services, Inc. (the “Borrower”), the Lenders from time to time party thereto, FBR Capital Markets LT, Inc., as Documentation Agent, Syndication Agent and Administrative Agent, and the other agents named therein.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________, 20__

EXHIBIT F-2

FORM OF
U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 15, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among UniTek Global Services, Inc. (the “Borrower”), the Lenders from time to time party thereto, FBR Capital Markets LT, Inc., as Documentation Agent, Syndication Agent and Administrative Agent, and the other agents named therein.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________, 20__

EXHIBIT F-3

FORM OF
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 15, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among UniTek Global Services, Inc. (the “Borrower”), the Lenders from time to time party thereto, FBR Capital Markets LT, Inc., as Documentation Agent, Syndication Agent and Administrative Agent, and the other agents named therein.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________, 20__

EXHIBIT F-4

FORM OF
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 15, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among UniTek Global Services, Inc. (the “Borrower”), the Lenders from time to time party thereto, FBR Capital Markets LT, Inc., as Documentation Agent, Syndication Agent and Administrative Agent, and the other agents named therein.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________, 20__

EXHIBIT G-1

FORM OF
INCREASED FACILITY ACTIVATION NOTICE

To:	FBR Capital Markets LT, Inc., as Administrative Agent
under the Credit Agreement referred to below

Reference is made to the Credit Agreement, dated as of April 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Unitek Global Services, Inc. (the “Borrower”), the Lenders from time to time parties thereto, FBR Capital Markets LT, Inc., as Documentation Agent, as Syndication Agent and Administrative Agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement used herein shall have the meanings given to them in the Credit Agreement.

This notice is an Increased Facility Activation Notice referred to in Section 2.18 of the Credit Agreement, and the Borrower and each of the Lenders party to this Increased Facility Activation Notice notify the Administrative Agent of the following pursuant to Section 2.18 of the Credit Agreement:

1.           Each Lender party hereto agrees to make Incremental Term Loans as set forth opposite such Lender’s name on the signature pages hereof under the caption “Increased Facility Amount”.

2.	The aggregate principal amount of Incremental Term Loans requested by this Increased Facility Activation Notice is $____________.1

3.	The Increased Facility Closing Date is ___________________.

4.	The Incremental Term Maturity Date is ___________________.

5.	The amortization schedule for Incremental Term Loans is attached hereto as Annex I and complies with Section 2.3(b).

6.	The Applicable Margin for the Incremental Term Loans is _____.

The agreement of each Lender party hereto to make the Incremental Term Loans is subject to the satisfaction, prior to or concurrently with the making of such commitment or extension of credit on the Increased Facility Closing Date, of the following conditions precedent:

(a)  The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto.

(b)  The Administrative Agent shall have received a certificate stating that the conditions set forth in Section 2.18(c) to the Credit Agreement are satisfied, executed by a Responsible Officer of the Borrower.

1 Not to exceed $50,000,000.  Minimum amount of at least $[5,000,000].

(c)  To the extent reasonably requested by the Administrative Agent, attached hereto as Attachment I are: legal opinions, board resolutions and other closing certificates and reaffirmation agreements and additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bring downs).

(d)  Attached hereto as Annex II are the computations demonstrating compliance on a pro forma basis with the financial covenants set forth in Section 6.1 of the Credit Agreement after giving effect to such Incremental Term Loan and the application of the proceeds therefrom as if made and applied on the date of the most-recent financial statements of the Borrower delivered pursuant to Section 5.1 of the Credit Agreement.

(e)(i) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly date to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date, and (ii) no Default or Event of Default shall have then occurred and be continuing.

[Signature page follows]

UNITEK GLOBAL SERVICES, INC.

By:
Name:
Title:

Incremental Term Loan Amount	[NAME OF LENDER]
$________________

By:
Name:
Title:

CONSENTED TO BY:
FBR CAPITAL MARKETS LT, INC.,
as Administrative Agent

By:
Name:
Title:

Annex I to EXHIBIT G-1

[Incremental Term Loans Amortization Schedule]

Annex II to EXHIBIT G-1

The information described herein is as of ______, ____, and pertains to the period from _________, ____ to ________________ __, ____.

[Set forth covenant calculations]

Attachment I to EXHIBIT G-1

[Legal opinions]

[Resolutions]

[By-Laws/Limited Liability Company Agreement]

[Certificate of Incorporation/Formation and Long-Form Good Standing]

[Additional documents and filings to the extent requested by the Administrative Agent and consistent with those delivered on Closing Date pursuant to Article 4 of the Credit Agreement]

EXHIBIT G-2

FORM OF
NEW LENDER SUPPLEMENT

SUPPLEMENT, dated as of _______ ___, _____, to the Credit Agreement, dated as of April 15, 2011, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement), among Unitek Global Services, Inc. (the “Borrower”), the Lenders from time to time parties thereto, FBR Capital Markets LT, Inc., as Documentation Agent, Syndication Agent and Administrative Agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement used herein shall have the meanings given to them in the Credit Agreement.

WITNESSETH:

 WHEREAS, the Credit Agreement provides in Section 2.18(b) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.  The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with an Incremental Term Loan of $__________.

2.  The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon anyAgent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.12(c) of the Credit Agreement.

3.  The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

(Address)

(Attention)

(Telecopy)

(Telephone)

4.  This Supplement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which when taken together shall constitute one and the same instrument.  Delivery of an executed signature page of this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

(Name of Lender)

By:
Name:
Title:

Accepted this __ day of
_________, _______.

UNITEK GLOBAL SERVICES, INC.

By:
Name:
Title:

Accepted this __ day of
__________, _______.

FBR CAPITAL MARKETS LT, INC., as Administrative Agent

By:
Name:
Title:

EXHIBIT H
EXECUTION VERSION

INTERCREDITOR AGREEMENT

Intercreditor Agreement (this “Agreement”), dated as of April 15, 2011, between PNC Bank, National Association, as administrative agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “ABL Representative”) for the ABL Secured Parties (as defined below), FBR Capital Markets LT, Inc., as collateral agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Term Debt Representative”) for the Term Debt Secured Parties (as defined below).

WHEREAS, UniTek Global Services, Inc., a Delaware corporation (“Parent Borrower”), together with certain of the other Loan Parties as joint and several “Borrowers” thereunder (collectively, the “ABL Borrowers”), the ABL Representative and certain financial institutions and other entities are parties to the Revolving Credit and Security Agreement dated as of the date hereof (the “Existing ABL Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Loan Parties;

WHEREAS, Parent Borrower, the Term Debt Representative and certain financial institutions and other entities are parties to the Credit Agreement dated as of the date hereof (as amended, the “Existing Term Debt Agreement”), pursuant to which such financial institutions and other entities have agreed to make term loans to Parent Borrower, and such term loans are guaranteed by certain of the Loan Parties;

WHEREAS, ABL Borrowers have granted to the ABL Representative security interests and liens in the Collateral (as defined below) as security for payment and performance of the ABL Obligations; and

WHEREAS, Parent Borrower and the other Loan Parties have granted to the Term Debt Representative security interests and liens in the Collateral as security for payment and performance of the Term Debt Obligations (as defined below).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1.  Definitions; Rules of Construction.

1.1           UCC Definitions.  The following terms which are defined in the Uniform Commercial Code are used herein as so defined:  Accounts, Deposit Accounts, Documents, Instruments, Inventory, Investment Property, Letter of Credit Rights, Promissory Notes, Records, Securities and Supporting Obligations.

1.2.          Defined Terms.  The following terms, as used herein, have the following meanings:

“ABL Agreement” means the collective reference to (a) the Existing ABL Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has at any time been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing ABL Agreement (regardless of whether such replacement, refunding or refinancing (i) is a “working capital” facility, asset-based facility, revolving loan facility, term loan facility or otherwise or (ii) was entered into after the ABL Obligations Payment Date) or any other agreement or instrument previously entered into to effectuate such an extension, replacement, refinancing or refunding unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Agreement hereunder (a “Replacement ABL Agreement”).  Any reference to the ABL Agreement hereunder shall be deemed a reference to any ABL Agreement then extant.

“ABL Creditors” means, collectively, the “Lenders” and all other holders of the “Obligations”, each as defined in the ABL Agreement.

“ABL DIP Financing” has the meaning set forth in Section 5.2(a).

“ABL Documents” means the ABL Agreement, each ABL Security Document, each ABL Guarantee (if any) and each “Other Document” as defined in the ABL Agreement.

“ABL Guarantee” means any present or future guarantee by any Loan Party of any or all of the ABL Obligations.

“ABL Lien” means any Lien created by the ABL Security Documents.

“ABL Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all revolving credit advances and other loans and advances made pursuant to the ABL Agreement or any ABL DIP Financing by the ABL Creditors, (b) all reimbursement obligations (if any) and fees and/or interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the ABL Agreement, (c) all Swap Obligations, (d) all Banking Services Obligations, (e) all guarantee obligations, indemnities, fees, costs and expenses and other amounts payable from time to time pursuant to the ABL Documents, in each case whether arising prior to or after, and whether or not allowed or allowable in, an Insolvency Proceeding and (f) without limiting the generality of any of the foregoing, all “Obligations” as defined in the ABL Agreement. To the extent any payment with respect to any ABL Obligation (whether by or on behalf of any Loan Party, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Term Debt Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL Secured Parties and the Term Debt Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“ABL Obligations Cap” means  as of any date of calculation with respect to (x) the principal amount of the ABL Obligations consisting of loans, revolving credit advances and reimbursement and/or cash collateralization obligations (without duplication) in respect of letters of credit (exclusive of such amounts under any ABP DIP Financing) (“ABL Principal Obligations”), (y) ABL Obligations consisting of amounts owing to any ABL Creditors in respect of any advances made or funds expended by any of them to protect, preserve or complete the Collateral or any other similar “protective” advances made by any ABL Creditors (“ABL Protective Advances”) and (z) the principal amount of the ABL Obligations consisting of loans, revolving credit advances and reimbursement and/or cash collateralization obligations (without duplication) in respect of letters of credit under any ABL DIP Financing (“ABL DIP Principal Obligations”) (such ABL Principal Obligations, such ABL Protective Advances, and such ABL DIP Principal Obligations, collectively, the “ABL Capped Obligations”), an amount equal to:

(i)           subject to the provisions of clauses (1) and (2) of the final paragraph of this definition below, the ABL Principal Obligations as of such date of calculation not in excess of (x) $105,000,000 minus (y) the amount of any permanent loan repayments and permanent reductions in the lending commitments for loans, revolving credit advances and letters of credit of the ABL Creditors under the ABL Agreement prior to such date of calculation (whether pursuant to the terms of the ABL Agreement or pursuant to a separate agreement between Loan Parties and ABL Creditors) but excluding the amount of any such permanent loan repayments and reduction in the lending commitments for loans, revolving credit advances and letters of credit of the ABL Creditors under the ABL Agreement resulting from a termination of lending commitments by ABL Creditors following the occurrence of an event of default under the ABL Documents or that is imposed in or results from an Insolvency Proceeding or in connection with a refinancing of the ABL Agreement permitted by the Term Debt Agreement; plus

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(ii)           the ABL Protective Obligations as of such date of calculation not in excess of $10,000,000; plus

(iii)          the ABL DIP Principal Obligations as of such date of calculation not in excess of $25,000,000.

The ABL Obligations Cap shall not under any circumstances limit or affect any: (1) interest or fees on the ABL Obligations (in respect of a principal amount not to exceed the ABL Obligations Cap) of any kind provided for in the ABL Documents or otherwise included in the ABL Obligations (including without limitation interest and/or fees accruing at any default rate provided for in the ABL Documents and/or interest and/or fees accruing after any default or event of default or after or during the pendency of any Insolvency Proceeding, whether or not a claim for such interest or fees are allowed or allowable in such Insolvency Proceeding), whether or not any or all of such interest or fees is charged as a revolving credit advance against Loan Parties’ loan account under the ABL Agreement by ABL Representative as a matter of administrative convenience, (2) costs, charges or expenses  payable to any ABL Creditor provided for in the ABL Documents or otherwise included in the ABL Obligations whether or not any or all of such costs, charges and expenses are charged as a revolving credit advance against Loan Parties’ loan account under the ABL Agreement by ABL Representative as a matter of administrative convenience, (3) indemnification obligations owing to any ABL Creditor provided for in the ABL Documents or otherwise included in the ABL Obligations, (4) Banking Services Obligations owing to any ABL Creditors, or (5) Swap Obligations owing to any ABL Creditors; provided that for purposes of Section 4.1 the aggregate amount of Banking Services Obligations under clause (4) shall not exceed $1,000,000 and the aggregate amount of Swap Obligations under clause (5) shall not exceed the amount of Swap Obligations on a notional principal amount of $50,000,000 (such amounts, the “Banking Services/Swap Cap Amount”) (all of the ABL Obligations described in the foregoing clauses (1) through (5), “ABL Uncapped Obligations”).

“ABL Obligations Payment Date” means the first date on which (a) the ABL Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the ABL Documents), (b) all commitments to extend credit under the ABL Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the ABL Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the ABL Documents), and (d) so long as the Term Debt Obligations Payment Date shall not have occurred, the ABL Representative has delivered a written notice to the Term Debt Representative stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the ABL Secured Parties.

“ABL Percentage”  means at any time, an amount equal to the percentage equivalent of a fraction (a) the numerator of which is the then outstanding ABL Capped Obligations and (b) the denominator of which is the sum of the then outstanding ABL Capped Obligations and Term Debt Capped Obligations.

“ABL Portion of Specified Insurance”  means at any time with respect to any Specified Insurance or the proceeds thereof, an undivided interest therein equal to the ABL Percentage.

“ABL Post-Petition Assets” has the meaning set forth in Section 5.2(b).

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“ABL Priority Collateral” means all Collateral consisting of the following:

(1)	all Accounts;

(2)	all Inventory and all bills of lading and other Documents to the extent they relate to or represent claims of Inventory;

(3)
all Deposit Accounts and all funds, moneys and assets deposited in or credited to or otherwise held in such Deposit Accounts at any time and from time to time, except for and to the extent of any Term Debt Priority Collateral deposited in or credited to or otherwise held in such Deposit Accounts at any time and from time to time, which shall be and shall remain Term Debt Priority Collateral;

(4)
all books and records relating to the foregoing (including without limitation all books, databases, customer lists and records, whether tangible or electronic which contain any information relating to any of the foregoing);

(5)	the ABL Portion of Specified Insurance; and

(6)
all Proceeds of and Supporting Obligations including, without limitation, Letter of Credit Rights, with respect to any of the foregoing, including, without limitation, any Promissory Notes or other Instruments issued by any account debtor in payment, satisfaction and/or settlement of any Account and any Securities or Investment Property issued by any account debtor in the course of or pursuant to a plan of reorganization under any Insolvency Proceeding of such account debtor as a distribution in respect of any Loan Party’s claims with respect to any Account, and all collateral security and guarantees given by any Person with respect to any of the foregoing.

 “ABL Representative” has the meaning set forth in the introductory paragraph hereof, and shall include any and all successor “Agents” appointed under the terms of the Existing ABL Agreement.  In the case of any Replacement ABL Agreement, the ABL Representative shall be the Person identified as such in such Agreement.

“ABL Secured Parties” means the ABL Representative, the ABL Creditors and any other holders of the ABL Obligations.

“ABL Security Documents” means the Existing ABL Agreement, any other ABL Document pursuant to which any Lien is created in favor of any ABL Creditor to secure all or any portion of the ABL Obligations, and any other documents that are designated under the ABL Agreement as “ABL Security Documents” for purposes of this Agreement.

“Access Period” means, with respect to each parcel or item of Term Debt Priority Collateral, the period, following the commencement of any Enforcement Action, which begins on the earlier of (a) the day on which the ABL Representative provides the Term Debt Representative with the notice of its election to request access to such parcel or item of Term Debt Priority Collateral pursuant to Section 3.4(c) and (b) the fifth Business Day after the Term Debt Representative provides the ABL Representative with notice that the Term Debt Representative (or its agent) has obtained possession or control of such parcel or item of Term Debt Priority Collateral and ends on the earliest of (i) the day which is 180 days after the date (the “Initial Access Date”) on which the ABL Representative initially obtains the ability to take physical possession of, remove or otherwise control physical access to, or actually uses, such parcel or item of Term Debt Priority Collateral plus such number of days, if any, after the Initial Access Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to associated ABL Priority Collateral, (ii) the date on which all or substantially all of the ABL Priority Collateral associated with such parcel or item of Term Debt Priority Collateral is sold, collected or liquidated, (iii) the ABL Obligations Payment Date and (iv) the date on which the default which resulted in such Enforcement Action has been cured or waived in writing.

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“Additional Debt” has the meaning set forth in Section 10.5(b).

“Banking Services Obligations” means, with respect to any Loan Party, any obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), owed to any ABL Secured Party (or any of its affiliates) in respect of the following bank services:  (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) cash management and treasury management services (including, without limitation, lockbox services, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and (d) all other “Cash Management Obligations” as defined in the ABL Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Collateral” means, collectively, all property upon which a Lien is granted pursuant to the Security Documents.

 “Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Enforcement Action” means, with respect to the ABL Obligations or the Term Debt Obligations, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the ABL Documents or the Term Debt Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Existing ABL Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Existing Term Debt Agreement” has the meaning set forth in the second WHEREAS clause of this Agreement.

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“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Intellectual Property” means, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents, the Trademarks and the Licenses, and all rights to sue at law or in equity for any Infringement thereof, including the right to receive all proceeds and damages therefrom.

“Junior Capped Obligations” means (a) with respect to any ABL Priority Collateral, the Term Debt Capped Obligations and (b) with respect to any Term Debt Priority Collateral, the ABL Capped Obligations.

“Junior Collateral” means with respect to any Junior Secured Party, any Collateral on which it has a Junior Lien.

“Junior Documents” means, collectively, with respect to any Junior Obligations, any provision pertaining to such Junior Obligation in any Loan Document or any other document, instrument or certificate evidencing or delivered in connection with such Junior Obligation.

“Junior Liens” means (a) with respect to any ABL Priority Collateral, all Liens securing the Term Debt Obligations and (b) with respect to any Term Debt Priority Collateral, all Liens securing the ABL Obligations.

“Junior Obligations” means (a) with respect to any ABL Priority Collateral, all Term Debt Obligations and (b) with respect to any Term Debt Priority Collateral, all ABL Obligations.

“Junior Obligations Cap” means (a) with respect to any ABL Priority Collateral, the Term Debt Obligations Cap and (b) with respect to any Term Debt Priority Collateral, the ABL Obligations Cap.

“Junior Representative” means (a) with respect to any ABL Obligations or any ABL Priority Collateral, the Term Debt Representative and (b) with respect to any Term Debt Obligations or any Term Debt Priority Collateral, the ABL Representative.

“Junior Secured Parties” means (a) with respect to the ABL Priority Collateral, all Term Debt Secured Parties and (b) with respect to the Term Debt Priority Collateral, all ABL Secured Parties.

“Junior Security Documents” means with respect to any Junior Secured Party, the Security Documents that secure the Junior Obligations.

“Junior Uncapped Obligations” means (a) with respect to any ABL Priority Collateral, the Term Debt Uncapped Obligations and (b) with respect to any Term Debt Priority Collateral, the ABL Uncapped Obligations.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, assignation, debenture, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

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“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Lien Priority” means with respect to any Lien of the ABL Representative or Term Debt Representative in the Collateral, the order of priority of such Lien specified in Section 2.1.

“Loan Documents” means, collectively, the ABL Documents and the Term Debt Documents.

“Loan Party” means Parent Borrower and each direct or indirect affiliate or shareholder (or equivalent) of Parent Borrower or any of its affiliates that is now or hereafter becomes a party to any ABL Document or any Term Debt Document.  All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.  The Loan Parties as of the date hereof are listed on Schedule I attached hereto.

“Parent Borrower” has the meaning set forth in the first WHEREAS clause above.

“Patents” means with respect to any Person, all of such Person’s right, title, and interest in and to:  (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees, indemnities, or costs and expenses or other charges that accrues after the commencement of any Insolvency Proceeding (or would accrue but for the commencement of an Insolvency Proceeding), whether or not allowed or allowable in any such Insolvency Proceeding.

“Priority Collateral” means the ABL Priority Collateral or the Term Debt Priority Collateral.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including, without limitation, all proceeds of any insurance policy covering the Collateral.

“Real Property” means any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property, including any right arising by contract.

“Replacement ABL Agreement” has the meaning set forth in the definition of “ABL Agreement.”

“Replacement Term Debt Agreement” has the meaning set forth in the definition of “Term Debt Agreement.”

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“Secured Obligations” means the ABL Obligations and the Term Debt Obligations.

“Secured Parties” means the ABL Secured Parties and the Term Debt Secured Parties.

“Security Documents” means, collectively, the ABL Security Documents and the Term Debt Security Documents.

“Senior Capped Obligations” means (a) with respect to any ABL Priority Collateral, the ABL Capped Obligations and (b) with respect to any Term Debt Priority Collateral, the Term Debt Capped Obligations.

“Senior Collateral” means with respect to any Senior Secured Party, any Collateral on which it has a Senior Lien.

“Senior Documents” means, collectively, with respect to any Senior Obligation, any provision pertaining to such Senior Obligation in any Loan Document or any other document, instrument or certificate evidencing or delivered in connection with such Senior Obligation.

“Senior Liens” means (a) with respect to the ABL Priority Collateral, all Liens securing the ABL Obligations and (b) with respect to the Term Debt Priority Collateral, all Liens securing the Term Debt Obligations.

“Senior Obligations” means (a) with respect to any ABL Priority Collateral, all ABL Obligations and (b) with respect to any Term Debt Priority Collateral, all Term Debt Obligations.

“Senior Obligations Cap” means (a) with respect to the ABL Obligations or any ABL Priority Collateral, the ABL Obligations Cap and (b) with respect to the Term Debt Obligations or any Term Debt Priority Collateral, the Term Debt Obligations Cap.

“Senior Obligations Payment Date” means (a) with respect to ABL Obligations, the ABL Obligations Payment Date and (b) with respect to any Term Debt Obligations, the Term Debt Obligations Payment Date.

“Senior Representative” means (a) with respect to any ABL Priority Collateral, the ABL Representative and (b) with respect to any Term Debt Priority Collateral, the Term Debt Representative.

“Senior Secured Parties” means (a) with respect to the ABL Priority Collateral, all ABL Secured Parties and (b) with respect to the Term Debt Priority Collateral, all Term Debt Secured Parties.

“Senior Security Documents” means with respect to any Senior Secured Party, the Security Documents that secure the Senior Obligations.

“Senior Uncapped Obligations” means (a) with respect to any ABL Priority Collateral, the ABL Uncapped Obligations and (b) with respect to any Term Debt Priority Collateral, the Term Debt Uncapped Obligations.

“Specified Insurance”  means (i) business interruption insurance, (ii) liability insurance (except to the extent the proceeds thereof are payable on account of a claim by a Secured Party against the Parent Borrower or its Subsidiaries in respect of an event covered by such liability insurance), (iii) key-man life insurance, (iv) insurance against larceny, embezzlement or other criminal misappropriation and (v) insurance similar to any of the foregoing; in each case maintained by the Loan Parties.  For avoidance of doubt, casualty insurance shall not be included in Specified Insurance.

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“Swap Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any ABL Creditor (or any of its affiliates) in respect of any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions or any and all cancellations, buy backs, reversals, terminations or assignments of any these transactions, including without limitation all “Hedge Liabilities” as defined in the Existing ABL Agreement.

“Term Debt Agreement” means the collective reference to (a) the Existing Term Debt Agreement and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has at any time been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Term Debt Agreement (regardless of whether such replacement, refunding or refinancing (i) is a “working capital” facility, asset-based facility, revolving loan facility, term loan facility or otherwise or (ii) was entered into after the Term Debt Obligations Payment Date) or any other agreement or instrument previously entered into to effectuate such an extension, replacement, refinancing or refunding unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Debt Agreement hereunder (a “Replacement Term Debt Agreement”).  Any reference to the Term Debt Agreement hereunder shall be deemed a reference to any Term Debt Agreement then extant.

“Term Debt Creditors” means “Lenders” and the “Secured Parties”, each as defined in the Term Debt Documents.

“Term Debt DIP Financing” has the meaning set forth in Section 5.2(b).

“Term Debt Documents” means the Term Debt Agreement, each Term Debt Security Document, the Term Debt Guarantee and Collateral Agreement, each Term Debt Guarantee and each other “Loan Document” as defined in the Term Debt Agreement.

“Term Debt Guarantee” means any guarantee by any Loan Party of any or all of the Term Debt Obligations.

“Term Debt Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement (as defined in the Term Debt Agreement).

“Term Debt Lien” means any Lien created by the Term Debt Security Documents.

“Term Debt Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest), prepayment penalty and premium (if any) on all loans and indebtedness under the Term Debt Agreement or any Term Debt DIP Financing, (b) all guarantee obligations, indemnities, fees, costs and expenses and other amounts payable from time to time pursuant to the Term Debt Documents, in each case whether arising prior to or after, and whether or not allowed or allowable, in an Insolvency Proceeding, and (c) without limiting the generality of any of the foregoing, all “Obligations” as defined in the Term Debt Guarantee and Collateral Agreement.  To the extent any payment with respect to any Term Debt Obligation (whether by or on behalf of any Loan Party, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL Secured Parties and the Term Debt Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

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“Term Debt Obligations Cap” means as of any date of calculation with respect to (x) the principal amount of the Term Debt Obligations consisting of loans, revolving credit advances and reimbursement and/or cash collateralization obligations (without duplication) in respect of letters of credit (exclusive of such amounts under any Term Debt DIP Financing) (“Term Debt Principal Obligations”), (y) Term Debt Obligations consisting of amounts owing to any Term Debt Creditors in respect of any advances made or funds expended by any of them to protect, preserve or complete the Collateral or any other similar “protective” advances made by any Term Debt Creditors (“Term Debt Protective Advances”) and (z) the principal amount of the Term Debt Obligations consisting of loans, revolving credit advances and reimbursement and/or cash collateralization obligations (without duplication) in respect of letters of credit under any Term Debt DIP Financing (“Term Debt DIP Principal Obligations”) (such Term Debt Principal Obligations, such Term Debt Protective Advances, and such Term Debt DIP Principal Obligations, collectively, the “Term Debt Capped Obligations”), an amount equal to:

(i)          subject to the provisions of clauses (1) and (2) of the final paragraph of this definition below, the Term Debt Principal Obligations as of such date of calculation not in excess of (x) $157,500,000 minus (y) the amount of any permanent loan repayments and permanent reductions in the lending commitments for loans, revolving credit advances and letters of credit of the Term Debt Creditors under the Term Debt Agreement prior to such date of calculation (whether pursuant to the terms of the Term Debt Agreement or pursuant to a separate agreement between Loan Parties and Term Debt Creditors) but excluding the amount of any such permanent loan repayments and reduction in the lending commitments for loans, revolving credit advances and letters of credit of the Term Debt Creditors under the Term Debt Agreement resulting from a termination of lending commitments by Term Debt Creditors following the occurrence of an event of default under the Term Debt Documents or that is imposed in or results from an Insolvency Proceeding or in connection with a refinancing of the Term Debt Agreement permitted by the ABL Agreement; plus

(ii)         the Term Debt Protective Obligations as of such date of calculation not in excess of $10,000,000; plus

(iii)        the Term Debt DIP Principal Obligations as of such date of calculation not in excess of $25,000,000.

The Term Debt Obligations Cap shall not under any circumstances limit or affect any: (1) interest or fees on the Term Debt Capped Obligations (in respect of a principal amount not to exceed the Term Debt Obligations Cap) of any kind provided for in the Term Debt Documents or otherwise included in the Term Debt Obligations (including without limitation interest and/or fees accruing at any default rate provided for in the Term Debt Documents and/or interest and/or fees accruing after any default or event of default or after or during the pendency of any Insolvency Proceeding, whether or not a claim for such interest or fees are allowed or allowable in such Insolvency Proceeding), whether or not any or all of such interest or fees is charged as a revolving credit advance against Loan Parties’ loan account under the Term Debt Agreement by Term Debt Representative as a matter of administrative convenience, (2) costs, charges or expenses  payable to any Term Debt Creditor provided for in the Term Debt Documents or otherwise included in the Term Debt Obligations whether or not any or all of such costs, charges and expenses are charged as a revolving credit advance against Loan Parties’ loan account under the Term Debt Agreement by Term Debt Representative as a matter of administrative convenience and (3) indemnification obligations owing to any Term Debt Creditor provided for in the Term Debt Documents or otherwise included in the Term Debt Obligations (all of the Term Debt Obligations described in the foregoing clauses (1) through (3), “Term Debt Uncapped Obligations”).

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“Term Debt Obligations Payment Date” means the first date on which (a) the Term Debt Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash or cash collateralized in full, (b) all commitments to extend credit under the Term Debt Documents have been terminated, and (c) so long as the ABL Obligations Payment Date shall not have occurred, the Term Debt Representative has delivered a written notice to the ABL Representative stating that the events described in clauses (a) and (b) have occurred to the satisfaction of the Term Debt Secured Parties.

“Term Debt Percentage”  means at any time, an amount equal to the percentage equivalent of a fraction (a) the numerator of which is the then outstanding Term Debt Capped Obligations and (b) the denominator of which is the sum of the then outstanding ABL Capped Obligations and Term Debt Capped Obligations.

“Term Debt Portion of Specified Insurance”  means at any time with respect to any Specified Insurance or the proceeds thereof an undivided interest therein equal to the Term Debt Percentage.

“Term Debt Priority Collateral” means all Collateral (including the Term Debt Portion of Specified Insurance) other than the ABL Priority Collateral.

“Term Debt Representative” has the meaning set forth in the introductory paragraph hereof, and shall include any and all successor “Administrative Agents” appointed under the terms of the Existing Term Debt Agreement.  In the case of any Replacement Term Debt Agreement, the Term Debt Representative shall be the Person identified as such in such Agreement.

“Term Debt Secured Parties” means the Term Debt Representative, the Term Debt Creditors and any other holders of Term Debt Obligations.

“Term Debt Security Documents” means the “Security Documents” as defined in the Term Debt Agreement and any documents that are designated under the Term Debt Agreement as “Term Debt Security Documents” for purposes of this Agreement.

“Term Post-Petition Assets” has the meaning set forth in Section 5.2(a).

“Trademarks” means with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all trademarks (including service marks), trade names, trade dress, trade styles, brand names, corporate names, business names, domain names, logos and other source or business identifiers and the registrations and applications for registration thereof, all common-law rights related thereto, and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Unasserted Contingent Obligations” means, at any time, ABL Obligations or Term Debt Obligations, as applicable, for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any ABL Obligation or Term Debt Obligation, as applicable, and (b) with respect to ABL Obligations contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of ABL Obligations or Term Debt Obligations, as applicable, for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

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“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

1.3          Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.  Lien Priority.

2.1          Lien Subordination.  Notwithstanding the date, manner or order of grant, attachment or perfection of any Junior Lien in respect of any Collateral or of any Senior Lien in respect of any Collateral and notwithstanding any provision of the UCC, any applicable law, any Security Document, any alleged or actual defect or deficiency in any of the foregoing or any other circumstance whatsoever, the Junior Representative, on behalf of each Junior Secured Party, in respect of such Collateral hereby agrees that:

(a)          any Senior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to any Junior Lien in respect of such Collateral (whether or not such Senior Lien is subordinated to any Lien securing any other obligation); and

(b)          any Junior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Senior Lien in respect of such Collateral.

2.2           Prohibition on Contesting Liens, Obligations and Credit Documents.  In respect of any Collateral, the Junior Representative, on behalf of each Junior Secured Party, agrees that it shall not, and hereby waives any right to:

(a)          contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, legality, validity or enforceability, or seek the avoidance, of any Senior Lien on such Collateral; or

(b)          demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or similar right which it may have in respect of such Collateral or the Senior Liens on such Collateral, except to the extent that such rights are expressly granted in this Agreement.

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2.3          Nature of Obligations.  The Term Debt Representative on behalf of itself and the other Term Debt Secured Parties acknowledges that a portion of the ABL Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased, reduced or repaid and subsequently reborrowed, that the ABL Obligations may be replaced or refinanced, and that the terms of the ABL Obligations and any ABL Document or any provision thereof may be waived, modified, extended, amended, restated or supplemented from time to time, and that the aggregate amount of the ABL Obligations may be increased (including by means of making available under the ABL Agreement to Loan Parties loans or other extensions of credit that are of additional and/or different types or kinds from the types and kinds of loans and extensions of credit available to Loan Parties under the ABL Documents as of the date hereof), replaced or refinanced, in each event, without notice to or consent by the Term Debt Secured Parties and without affecting the provisions hereof; provided that any increase in the amount of the ABL Obligations shall be subject to the limitations under the ABL Obligations Cap, and the ABL Creditors shall not agree to any amendment, waiver or other change to the final maturity date (except in connection with an acceleration of the ABL Obligations following an event of default) under the ABL Agreement as in effect on the date hereof (including pursuant to any execution of a Replacement ABL Agreement) that would advance such maturity date.  The ABL Representative on behalf of itself and the other ABL Secured Parties acknowledges that Term Debt Obligations may be replaced or refinanced and the amount of any Term Debt Obligations may be increased, reduced, or repaid, and that the terms of the Term Debt Obligations and any Term Debt Document or any provision thereof may be waived, modified, extended, amended, restated or supplemented from time to time, and that the aggregate amount of the Term Debt Obligations may be increased (including by means of making available under the Term Debt Agreement to Loan Parties loans or other extensions of credit that are of additional and/or different types or kinds from the types and kinds of loans and extensions of credit available to Loan Parties under the Term Debt Documents as of the date hereof), replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; provided that any increase in the amount of the Term Debt Obligations shall be subject to the limitations under the Term Debt Obligations Cap, and the Term Debt Creditors shall not agree to any amendment, waiver or other change to the final maturity date (except in connection with an acceleration of the Term Debt Obligations following an event of default) under the Term Debt Agreement as in effect on the date hereof (including pursuant to any execution of a Replacement Term Debt Agreement) that would advance such maturity date to a date that is earlier than the final maturity date under the ABL Agreement as in effect on the date hereof.  The Lien Priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Term Debt Obligations, or any portion thereof.  Without limiting the generality of the foregoing, if either the ABL Creditors or the Term Debt Creditors shall amend their respective Loan Documents  or otherwise make extensions of credit (or permit extensions of credit to be outstanding) such that the ABL Obligations consisting of ABL Capped Obligations should exceed the ABL Obligations Cap or that the Term Debt Obligations consisting of Term Debt Capped Obligations should exceed the Term Debt Obligations Cap, then, in any such case (i) the amount of the ABL Capped Obligations up to the ABL Obligations Cap or the amount of the Term Debt Capped Obligations up to the Term Debt Obligations Cap (as applicable) shall retain its priority under the waterfall provided for in Section 4.1 hereof, (ii) the rights of and remedies available to the other parties hereto under such circumstance shall be limited to the imposition of the limitations on the recoveries of such non-complying parties from the Collateral in accordance with Section 4.1 hereof, and (iii) such event shall not otherwise constitute a breach of this Agreement or invalidate or affect in any manner any of the other provisions hereof.

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2.4          No New Liens.  (a)  Until the ABL Obligations Payment Date, no Term Debt Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Term Debt Obligation which assets are not also subject to the Lien of the ABL Representative under the ABL Documents, subject to the Lien Priority set forth herein.  If any Term Debt Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Loan Party securing any Term Debt Obligation which assets are not also subject to the Lien of the ABL Representative under the ABL Documents, subject to the Lien Priority set forth herein, then the Term Debt Representative (or the relevant Term Debt Secured Party) shall, without the need for any further consent of any other Term Debt Secured Party and notwithstanding anything to the contrary in any other Term Debt Document be deemed to also hold and have held such lien for the benefit of the ABL Representative as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Representative in writing of the existence of such Lien.

(b)  Until the Term Debt Obligations Payment Date, no ABL Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any ABL Obligation which assets are not also subject to a Lien of the Term Debt Representative under the Term Debt Documents, subject to the Lien Priority set forth herein.  If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Loan Party securing any ABL Obligation which assets are not also subject to a Lien of the Term Debt Representative under the Term Debt Documents, subject to the Lien Priority set forth herein, then the ABL Representative (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such lien for the benefit of the Term Debt Representative as security for the Term Debt Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Term Debt Representative in writing of the existence of such Lien.

2.5          Separate Grants of Security and Separate Classification.  Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Security Documents and the Term Debt Security Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Debt Obligations are fundamentally different from the ABL Obligations and should be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Debt Secured Parties in respect of the Collateral constitute claims in the same class (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the Term Debt Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims and Term Debt Obligation claims against the Loan Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Term Debt Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Term Debt Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that are available from each pool of Priority Collateral for each of the ABL Secured Parties and the Term Debt Secured Parties, respectively, before any distribution is made in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries by the Secured Parties making any such turnover.

2.6          Agreements Regarding Actions to Perfect Liens.  (a)  The ABL Representative agrees on behalf of itself and the other ABL Secured Parties that all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or hereafter filed against Real Property in favor of or for the benefit of the ABL Representative shall contain the following notation:  “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to FBR Capital Markets LT, Inc., as Term Debt Representative, in accordance with the provisions of the Intercreditor Agreement dated as of April 15, 2011, as amended from time to time.”

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(b)  Each of the ABL Representative and the Term Debt Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Collateral pursuant to the ABL Security Documents or the Term Debt Security Documents, as applicable, such possession or control is also for the benefit of the Term Debt Representative and the other Term Debt Secured Parties or the ABL Representative and the other ABL Secured Parties, as applicable, solely to the extent required to perfect their security interest in such Collateral.  Nothing in the preceding sentence shall be construed to impose any duty or fiduciary role or status on the ABL Representative or the Term Debt Representative (or any third party acting on either such Person’s behalf) with respect to such Collateral or provide the Term Debt Representative, any other Term Debt Secured Party, the ABL Representative or any other ABL Secured Party, as applicable, with any rights with respect to such Collateral beyond those specified in this Agreement, the ABL Security Documents and the Term Debt Security Documents, as applicable, provided that subsequent to the occurrence of the ABL Obligations Payment Date (so long as the Term Debt Obligations Payment Date shall not have occurred), the ABL Representative shall (i) deliver to the Term Debt Representative, at the Loan Parties’ sole cost and expense, the Collateral in its possession together with any necessary endorsements to the extent required by the Term Debt Documents and take all commercially reasonable actions requested by Term Debt Representative to transfer to Term Debt Representative control over any Collateral then subject to ABL Representative’s control to the extent required by the Term Debt Documents (provided that ABL Representative shall have no obligations to transfer any of ABL Representative’s rights or interests in any control agreement to the extent such transfer would require the consent or approval of any third party (including any applicable depository bank or financial intermediary) that has not been granted) or (ii) direct and deliver and/or take such actions with respect to such Collateral as a court of competent jurisdiction otherwise directs; provided, further, that subsequent to the occurrence of the Term Debt Obligations Payment Date (so long as the ABL Obligations Payment Date shall not have occurred), the Term Debt Representative shall (i) deliver to the ABL Loan Representative, at the Loan Parties’ sole cost and expense, the Collateral in its possession together with any necessary endorsements to the extent required by the ABL Documents and take all commercially reasonable actions requested by ABL Representative to transfer to ABL Representative control over any Collateral then subject to Term Debt Representative’s control to the extent required by the ABL Documents (provided that Term Debt Representative shall have no obligations to transfer any of Term Debt Representative’s rights or interests in any control agreement to the extent such transfer would require the consent or approval of any third party (including any applicable depository bank or financial intermediary) that has not been granted) or (ii) direct and deliver and/or take such actions with respect to such Collateral as a court of competent jurisdiction otherwise directs; provided, further, that (i) prior to the occurrence of the Term Obligations Payment Date, upon the request of the Term Debt Representative or the Parent Borrower, the ABL Loan Representative shall turn over to the Term Debt Representative any Term Debt Priority Collateral of which it has physical possession, and (ii) prior to the occurrence of the ABL Obligations Payment Date, upon the request of the ABL Representative or the Parent Borrower, the Term Debt Representative shall turn over to the ABL Representative any ABL Priority Collateral of which it has physical possession.  To the extent that the ABL Representative and the Term Debt Representative are jointly party to (x) any landlord’s agreement regarding any business location of Loan Parties or any warehouseman’s or bailee’s agreement with respect to any of the Collateral or (y) any “control” agreement with respect to any Deposit Account, securities account or investment account of any Loan Party, and the provisions of such agreement shall provide that such agreement is for the benefit of both ABL Creditors and Term Debt Creditors but further provide that either the ABL Representative or the Term Debt Representative (for purposes of this sentence, either a “Representative”) is the “lender representative” with the sole authority to give instructions on behalf of the ABL Creditors and the Term Debt Creditors under such agreement, then (1) in the event of any commencement of Enforcement Actions in accordance with this Agreement by the Representative that is not designated as such “lender representative” under any such agreement (as to any such agreement, the “Non-Designated Representative”), upon reasonable request of such Non-Designated Representative, the Representative that is designated as such “lender representative” (as to any such agreement, the “Designated Representative”) shall exercise its rights as “lender representative” under such agreement as necessary to provide the Non-Designated Representative with access to such business premises or Collateral that is the Senior  Collateral of such Non-Designated Representative for the purposes of such Non-Designated Representative exercising its Enforcement Actions with respect to its Senior Collateral located at such business location or with respect to its Senior Collateral in possession of such bailee or on deposit in such account and (2) upon the occurrence of the ABL Obligations Payment Date or the Term Debt Obligations Payment Date (as applicable), the ABL Representative or Term Debt Representative (as applicable) shall give notice under each such agreement as to which it is the Designated Representative to notify the other parties to such agreement that thereafter the Term Debt Representative or ABL Representative (as applicable) should be the Designated Representative under such agreement.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the ABL Secured Parties and the Term Debt Secured Parties and shall not impose on the ABL Secured Parties or the Term Debt Secured Parties any obligations in respect of the disposition of any Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

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SECTION 3.  Enforcement Rights.

3.1          Exclusive Enforcement.  Until the Senior Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the Senior Secured Parties shall have the exclusive right to take and continue any Enforcement Action (including the right to credit bid their debt) with respect to the Senior Collateral, without any consultation with or consent of any Junior Secured Party, but subject to the proviso set forth in Section 5.1.  Upon the occurrence and during the continuance of a default or an event of default under the Senior Documents, the Senior Representative and the other Senior Secured Parties may take and continue any Enforcement Action with respect to the Senior Obligations and the Senior Collateral in such order and manner as they may determine in their sole discretion in accordance with the terms and conditions of the Senior Documents.

3.2          Standstill and Waivers.  Each Junior Representative, on behalf of itself and the other Junior Secured Parties, agrees that, until the Senior Obligations Payment Date has occurred, but subject to the proviso set forth in Section 5.1:

(i)  they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien on any Senior Collateral that secures any Junior Obligation pari passu with or senior to, or to give any Junior Secured Party any preference or priority relative to, the Liens on the Senior Collateral securing the Senior Obligations;

(ii)  they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Senior Collateral by any Senior Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the Senior Collateral by or on behalf of any Senior Secured Party;

(iii)  they have no right to (x) direct either the Senior Representative or any other Senior Secured Party to exercise any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents in respect of the Senior Collateral or (y) consent or object to the exercise by the Senior Representative or any other Senior Secured Party of any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents with respect to the Senior Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor in respect of the Senior Collateral or otherwise, they hereby irrevocably waive such right);

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(iv)  they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Senior Secured Party shall be liable for, any action taken or omitted to be taken by any Senior Secured Party with respect to the Senior Collateral or pursuant to the Senior Documents in respect of the Senior Collateral;

(v)  they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Senior Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Senior Collateral;

(vi)  they will not seek, and hereby waive any right, to have the Senior Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Senior Collateral; and

(vii)  they will not exercise any rights with respect to the Senior Collateral (except to the extent necessary or advisable to create or perfect a Junior Lien on such Senior Collateral) without the consent of the Senior Agent.

3.3          Judgment Creditors.  In the event that any Term Debt Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the ABL Liens and the ABL Obligations) to the same extent as all other Liens securing the Term Debt Obligations are subject to the terms of this Agreement.  In the event that any ABL Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Term Debt Liens and the Term Debt Obligations) to the same extent as all other Liens securing the ABL Obligations are subject to the terms of this Agreement.

3.4          Cooperation; Sharing of Information and Access.  (a)  The Term Debt Representative, on behalf of itself and the other Term Debt Secured Parties, agrees that each of them shall take such commercially reasonable actions as the ABL Representative shall request in connection with the exercise by the ABL Secured Parties of their rights set forth herein in respect of the ABL Priority Collateral.  The ABL Representative, on behalf of itself and the other ABL Secured Parties, agrees that each of them shall take such commercially reasonable actions as the Term Debt Representative shall request in connection with the exercise by the Term Debt Secured Parties of their rights set forth herein in respect of the Term Debt Priority Collateral.

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(b)          In the event that the ABL Representative shall, in the exercise of its rights under the ABL Security Documents or otherwise, receive possession or control of any books and Records of any Loan Party which contain information identifying or pertaining to the Term Debt Priority Collateral, the ABL Representative shall promptly notify the Term Debt Representative of such fact and, upon request from the Term Debt Representative and as promptly as practicable thereafter, either make available to the Term Debt Representative such books and Records for inspection and duplication or provide to the Term Debt Representative copies thereof.  In the event that a Term Debt Representative shall, in the exercise of its rights under the Term Debt Security Documents or otherwise, receive possession or control of any books and records of any Loan Party which contain information identifying or pertaining to any of the ABL Priority Collateral, the Term Debt Representative shall promptly notify the ABL Representative of such fact and, upon request from the ABL Representative and as promptly as practicable thereafter, either make available to the ABL Representative such books and records for inspection and duplication or provide the ABL Representative copies thereof.  The Term Debt Representative hereby irrevocably grants the ABL Representative a non-exclusive worldwide license or right (through the ABL Obligations Payment Date) to use, to the maximum extent permitted by applicable law and to the extent of the Term Debt Representative’s interest therein, exercisable without payment of royalty or other compensation, to use any of the Intellectual Property now or hereafter owned by, licensed to, or otherwise used by the Loan Parties in order for the ABL Representative and ABL Secured Parties to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute or otherwise dispose of any asset included in the ABL Priority Collateral in connection with the liquidation, disposition or realization upon the ABL Priority Collateral in accordance with the terms and conditions of the ABL Security Documents and the other ABL Documents. The Term Debt Representative agrees that any sale, transfer or other disposition of any of the Loan Parties’ Intellectual Property (whether by foreclosure or otherwise) will be subject to the ABL Representative’s rights as set forth in this Section 3.4.

(c)  If the Term Debt Representative, or any agent or representative thereof, or any receiver, shall, after the commencement of any Enforcement Action, obtain possession or physical control of any of the Term Debt Priority Collateral, the Term Debt Representative shall promptly notify the ABL Representative in writing of that fact, and the ABL Representative shall, within ten Business Days thereafter, notify the Term Debt Representative in writing as to whether the ABL Representative desires to exercise access rights under this Agreement.  In addition, if the ABL Representative, or any agent or representative of the ABL Representative, or any receiver, shall obtain possession or physical control of any of the Term Debt Priority Collateral in connection with an Enforcement Action, then the ABL Representative shall promptly either (i) turn over and deliver such Term Debt Priority Collateral to the Term Debt Representative or (ii) notify the Term Debt Representative that the ABL Representative is exercising its access rights under this Agreement and its rights under Section 3.4 under either circumstance.  Upon delivery of such notice by the ABL Representative to the Term Debt Representative, the ABL Representative and Term Debt Representative shall confer in good faith to coordinate with respect to the ABL Representative’s exercise of such access rights, with such access rights to apply to any parcel or item of Term Debt Priority Collateral access to which is reasonably necessary to enable the ABL Representative during normal business hours to convert ABL Priority Collateral consisting of raw materials and work-in-process into saleable finished goods and/or to transport such ABL Priority Collateral to a point where such conversion can occur, to otherwise prepare ABL Priority Collateral for sale and/or to arrange or effect the collection and/or sale of ABL Priority Collateral (including without limitation access to and use of any Term Debt Priority Collateral consisting of Loan Parties’ computer equipment and IT systems (and, if applicable, any Term Debt Priority Collateral consisting of any owned or leased real property of any Loan Party on which any such computer equipment and IT systems are located) in connection with any actions by the ABL Representative to collect, sell or otherwise realize on any ABL Priority Collateral consisting of Accounts), all in accordance with the manner in which such matters are completed in the ordinary course of business.  Consistent with the definition of “Access Period,” access rights will apply to differing parcels or items of Term Debt Priority Collateral at differing times, in which case, a differing Access Period will apply to each such parcel or items.  During any pertinent Access Period, the ABL Representative and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a rent-free right to use, the relevant parcel or item of the Term Debt Priority Collateral for the purposes described above.  The ABL Representative shall take proper and reasonable care under the circumstances of any Term Debt Priority Collateral that is used by the ABL Representative during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the ABL Representative or its agents, representatives or designees and the ABL Representative shall comply with all applicable laws in all material respects in connection with its use or occupancy or possession of the ABL Priority Collateral.  The ABL Representative shall indemnify and hold harmless the Term Debt Representative and the Term Debt Creditors for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under its control; provided, however, that the ABL Representative and the ABL Creditors will not be liable for any diminution in the value of Term Debt Priority Collateral caused by the absence of the ABL Priority Collateral therefrom or to restore any owned or leased real property of any Loan Party to its original condition prior to the installation or location of any of the Collateral thereon (regardless of any obligations by Loan Parties for such a restoration under any mortgage or lease with respect to such real property).  The ABL Representative and the Term Debt Representative shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of Term Debt Representative to show the Term Debt Priority Collateral to prospective purchasers and to ready the Term Debt Priority Collateral for sale.  Consistent with the definition of the term “Access Period,” if any order or injunction is issued or stay is granted or is otherwise effective by operation of law that prohibits the ABL Representative from exercising any of its rights hereunder, then the Access Period granted to the ABL Representative under this Section 3.4 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining as required under this Section 3.4.  The Term Debt Representative shall not foreclose or otherwise sell, remove or dispose of any of the Term Debt Priority Collateral during the Access Period with respect to such Collateral if such Collateral is reasonably necessary to enable the ABL Representative to convert, transport or arrange to sell the ABL Priority Collateral as described above unless the applicable purchaser, assignee or transferee thereof agrees to provide the access and use rights of ABL Creditors described in this Section 3.4(c).  Nothing contained in this Section 3.4(c) shall be construed or interpreted to contradict or limit the respective rights of the Term Debt Representative under the first sentence of Section 3.4(b) or of the ABL Representative under the second sentence of Section 3.4(b).

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3.5          No Additional Rights For the Loan Parties Hereunder.  if any ABL Secured Party or Term Debt Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any ABL Secured Party or Term Debt Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Term Debt Secured Party.

3.6          Actions Upon Breach.  Should any ABL Secured Party or Term Debt Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any ABL Secured Party or Term Debt Secured Party, as applicable, may obtain relief against such ABL Secured Party or Term Debt Secured Party, as applicable, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each of the ABL Representative on behalf of each ABL Secured Party and the Term Debt Representative on behalf of each Term Debt Secured Party that (i) the ABL Secured Parties’ or Term Debt Secured Parties’, as applicable, damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Term Debt Secured Party or ABL Secured Party, as applicable, waives any defense that the Term Debt Secured Parties and/or ABL Secured Parties, as applicable, cannot demonstrate damage and/or be made whole by the awarding of damages.

SECTION 4.  Application of Proceeds of Senior Collateral; Dispositions and Releases of Lien; Notices and Insurance.

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4.1          Application of Proceeds.

(a)  Application of Proceeds of Senior Collateral.  The Senior Representative and Junior Representative hereby agree that all Senior Collateral, and all Proceeds thereof, received by either of them in connection with the collection, sale or disposition of Senior Collateral shall be applied, first, to the payment of costs and expenses (including reasonable attorneys fees and expenses and court costs) of the Senior Representative in connection with such Enforcement Action;

second, to the payment of the Senior Obligations in accordance with the Senior Documents until the Senior Obligations Payment Date but only to the extent that any such Senior Obligations consisting of Senior Capped Obligations do not exceed the limitations under the applicable Senior Obligations Cap (but further provided that all Senior Uncapped Obligations (subject to the Banking Services/Swap Cap Amount in the case of the ABL Obligations) shall be paid in full pursuant to this paragraph second prior to any application in accordance with the following paragraphs of Section 4.1(a)) (and in the case of the application of proceeds of ABL Priority Collateral received from an Enforcement Action to the ABL Obligations constituting revolving loans, together with a concurrent permanent termination of the commitments to make such revolving loans or a permanent reserve to the borrowing base with respect to such revolving loans);

third, to the payment of the Junior Obligations in accordance with the Junior Documents, but only to the extent that any such Junior Obligations consisting of Junior Capped Obligations do not exceed the limitations under the applicable Junior Lien Cap (but further provided that all Junior Uncapped Obligations (subject to the Banking Services/Swap Cap Amount in the case of ABL Obligations) shall be paid in full pursuant to this paragraph second prior to any application in accordance with the following paragraphs of this Section 4.1(a));

fourth, to the payment of any and all remaining Senior Capped Obligations in excess of the applicable Senior Obligations Cap and all remaining Senior Uncapped Obligations in excess of the Banking Services/Swap Cap Amount until the Senior Obligations Payment Date;

fifth, to the payment of any and all remaining Junior Capped Obligations in excess of the applicable Junior Obligations Cap and all remaining Junior Uncapped Obligations in excess of the Banking Services/Swap Cap Amount until the Junior Obligations Payment Date; and

sixth, the balance, if any, to the Loan Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

 (b)  Limited Obligation or Liability.  In exercising remedies, whether as a secured creditor or otherwise, the Senior Representative shall have no obligation or liability to the Junior Representative or to any Junior Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each party under the terms of this Agreement.

(c)  Segregation of Collateral.  Until the occurrence of the Senior Obligations Payment Date, any Senior Collateral (including all proceeds of any Senior Collateral) that may be received by any Junior Secured Party in violation of this Agreement shall be segregated from all other funds and assets of such Junior Secured Party and held in trust and promptly paid over to the Senior Representative, for the benefit of the Senior Secured Parties, in the same form as received, with any necessary endorsements, and each Junior Secured Party hereby authorizes the Senior Representative to make any such endorsements as agent for the Junior Representative (which authorization, being coupled with an interest, is irrevocable).

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4.2          Releases of Liens.  (a) (i) Upon any release, sale or disposition of ABL Priority Collateral permitted pursuant to the terms of the ABL Documents that results in the release of the ABL Lien (other than release of the ABL Lien due to the occurrence of the ABL Obligations Payment Date, and any release of the ABL Lien after the occurrence and during the continuance of any event of default under the Term Debt Agreement) on any ABL Priority Collateral, the Term Debt Lien on such ABL Priority Collateral (excluding any portion of the ABL Priority Collateral and proceeds of ABL Priority Collateral remaining after the ABL Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as such release, sale or disposition of ABL Priority Collateral is permitted pursuant to the terms of the Term Debt Documents.

(ii)  Upon any release, sale or disposition of ABL Priority Collateral pursuant to any Enforcement Action that results in the release of the ABL Lien on any ABL Priority Collateral pursuant to any Enforcement Action, the Term Debt Lien on such ABL Priority Collateral (excluding any portion of the ABL Priority Collateral and the proceeds of the ABL Priority Collateral remaining after the ABL Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as the proceeds of such ABL Priority Collateral are applied in accordance with Section 4.1(a) (with, in the case of ABL Obligations consisting of debt of a revolving nature, a corresponding permanent reduction in the commitments thereto).

(iii)  The Term Debt Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the ABL Representative shall request in writing to evidence any release of the Term Debt Lien described herein.  The Term Debt Representative hereby appoints the ABL Representative and any officer or duly authorized person of the ABL Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Term Debt Representative and in the name of the Term Debt Representative or in the ABL Representative’s own name, from time to time, in the ABL Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements (or amendments, partial releases or terminations thereof), endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(b)  (i) Upon any release, sale or disposition of Term Debt Priority Collateral permitted pursuant to the terms of the Term Debt Documents that results in the release of the Term Debt Lien (other than release of the Term Debt Lien due to the occurrence of the Term Debt Obligations Payment Date, and any release of the Term Debt Lien after the occurrence and during the continuance of any event of default under the ABL Agreement) on any Term Debt Priority Collateral, the ABL Lien on such Term Debt Priority Collateral (excluding any portion of the Term Debt Priority Collateral and the proceeds of Term Debt Priority Collateral remaining after the Term Debt Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as such release, sale or disposition of Term Debt Priority Collateral is permitted pursuant to the terms of the ABL Documents.

(ii)  Upon any release, sale or disposition of Term Debt Priority Collateral pursuant to any Enforcement Action that results in the release of the Term Debt Lien on any Term Debt Priority Collateral pursuant to any Enforcement Action, the ABL Lien on such Term Debt Priority Collateral (excluding any portion of the Term Debt Priority Collateral and the proceeds of the Term Debt Priority Collateral remaining after the Term Debt Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person so long as the proceeds of such Term Debt Priority Collateral are applied in accordance with Section 4.1(a) (with, in the case of Term Debt Obligations consisting of debt of a revolving nature, a corresponding permanent reduction in the commitments thereto).

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(iii)  The ABL Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Term Debt Representative shall request in writing to evidence any release of the ABL Lien described herein.  The ABL Representative hereby appoints the Term Debt Representative and any officer or duly authorized person of the Term Debt Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Representative and in the name of the ABL Representative or in the Term Debt Representative’s own name, from time to time, in the Term Debt Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements (or amendments, partial releases or terminations thereof), endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

4.3          Certain Real Property Notices; Insurance.  (a)  The Term Debt Representative shall give the ABL Representative at least 30 days notice prior to commencing any Enforcement Action against any Real Property owned by any Loan Party at which ABL Priority Collateral is stored or otherwise located or to dispossess any Loan Party from such Real Property.

(b)  Proceeds of Collateral include insurance proceeds and therefore the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds.  The ABL Representative and Term Debt Representative shall be named as additional insureds and loss payees with respect to all insurance policies relating to Collateral.  The ABL Representative shall have the sole and exclusive right, as against the Term Debt Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral.  The Term Debt Representative shall have the sole and exclusive right, as against the ABL Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Debt Priority Collateral.  All proceeds of such insurance shall be remitted to the ABL Representative or the Term Debt Representative, as the case may be, and each of the Term Debt Representative and ABL Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

SECTION 5.  Insolvency Proceedings.

5.1          Filing of Motions.  Until the Senior Obligations Payment Date has occurred, the Junior Representative agrees on behalf of itself and the other Junior Secured Parties that no Junior Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Senior Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the Senior Representative (including the validity and enforceability thereof) or any other Senior Secured Party in respect of any Senior Collateral or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Junior Representative may (i) file a proof of claim in an Insolvency Proceeding (which proof of claim may assert any and all Junior Liens on the Senior Collateral), and (ii) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of any Person objecting to or otherwise seeking the disallowance of the claims (or any portions thereof, including any such claims for Post-Petition Interest) and/or Junior Liens of the Junior Secured Parties on the Senior Collateral, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Junior Representative imposed hereby.  The provisions of this Section 5.1 are supplemental to, and shall not be interpreted or construed to limit or contradict the provisions of, Section 2.2 hereof, which shall continue to apply during any Insolvency Proceeding.

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5.2          Financing Matters.  (a)  If any Loan Party becomes subject to any Insolvency Proceeding in the United States at any time prior to the ABL Obligations Payment Date, and if the ABL Representative or the other ABL Secured Parties desire to consent (or not object) to the use of cash collateral constituting ABL Priority Collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “ABL DIP Financing”), then the Term Debt Representative agrees, on behalf of itself and the other Term Debt Secured Parties, that so long as, in the case of any such ABL DIP Financing, the principal amount of credit (including any revolving credit advances) consisting of ABL DIP Principal Obligations to be made available to Loan Parties under such ABL DIP Financing does not exceed the limitations under the ABL Obligations Cap, each Term Debt Secured Party (i) (x) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such ABL DIP Financing on the grounds of a failure to provide “adequate protection” for the Term Debt Representative’s Lien on the Collateral to secure the Term Debt Obligations or on any other grounds and (y) will not request any adequate protection solely as a result of such ABL DIP Financing except as set forth in Section 5.4 below and (ii) will subordinate (and will be deemed hereunder to have subordinated) the Term Debt Liens on any ABL Priority Collateral (A) to any Liens on the ABL Priority Collateral granted to secure such ABL DIP Financing on the same terms as the ABL Liens securing ABL Obligations other than the ABL DIP Financing (the “Pre-Petition ABL Liens”) are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement, including without limitation the provisions hereof with respect to the senior priority of the Pre-Petition ABL Liens on the ABL Priority Collateral over any Junior Liens of any Term Debt Secured Party on the ABL Priority Collateral) (provided that, in the event any of the proceeds of the ABL DIP Financing are used to refinance the ABL Obligations other than the ABL DIP Financing, the Term Debt Liens on the ABL Priority Collateral will be subordinated to the Liens on the ABL Priority Collateral securing the ABL DIP Financing), (B) to any adequate protection provided to the ABL Secured Parties to secure such ABL DIP Financing and (C) to any “carve-out” agreed to by the ABL Representative or the other ABL Secured Parties, so long as (x) the Term Debt Representative retains its Lien on the Collateral to secure the Term Debt Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Term Debt Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such ABL DIP Financing, adequate protection or carve-out is junior and subordinate to the Lien of the Term Debt Representative on the Term Debt Priority Collateral, (y) except in any case where the proceeds of the ABL DIP Financing are used to refinance the ABL Obligations other than the ABL DIP Financing, all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Pre-Petition ABL Liens of the ABL Representative and the ABL Secured Parties securing the ABL Obligations other than the ABL DIP Financing on ABL Priority Collateral and (z) if the ABL Representative receives a replacement or adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations other than the ABL DIP Financing, and such replacement or adequate protection Lien is on any of the Term Debt Priority Collateral, (1) such replacement or adequate protection Lien on such post-petition assets which are part of the Term Debt Priority Collateral (the “Term Post-Petition Assets”) is junior and subordinate to the Lien in favor of the Term Debt Representative on the Term Debt Priority Collateral and (2) the Term Debt Representative also receives a replacement or adequate protection Lien on such Term Post-Petition Assets of the debtor to secure the Term Debt Obligations.  In no event will any of the ABL Secured Parties seek to obtain a priming Lien on any of the Term Debt Priority Collateral and nothing contained herein shall be deemed to be a consent by Term Debt Secured Parties to any adequate protection payments using Term Debt Priority Collateral.

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(b) If any Loan Party becomes subject to any Insolvency Proceeding in the United States at any time prior to the Term Debt Obligations Payment Date, and if the Term Debt Representative or the other Term Debt Secured Parties desire to consent (or not object) to the use of cash collateral constituting Term Debt Priority Collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “Term Debt DIP Financing”), then the ABL Representative agrees, on behalf of itself and the other ABL Secured Parties, that so long as, in the case of any such Term Debt DIP Financing, the principal amount of credit (including any revolving credit advances) consisting of Term Debt DIP Principal Obligations to be made available to Loan Parties under such Term Debt DIP Financing does not exceed the limitations under the Term Debt Obligations Cap, each ABL Secured Party (i) (x) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such Term Debt DIP Financing on the grounds of a failure to provide “adequate protection” for the ABL Representative’s Lien on the Collateral to secure the ABL Obligations or on any other grounds and (y) will not request any adequate protection solely as a result of such Term Debt DIP Financing except as set forth in Section 5.4 below and (ii) will subordinate (and will be deemed hereunder to have subordinated) the ABL Liens on any Term Debt Priority Collateral (A) to any Liens on the Term Debt Priority Collateral granted to secure such Term Debt DIP Financing on the same terms as the Term Debt Liens securing Term Debt Obligations other than the Term Debt DIP Financing (the “Pre-Petition Term Debt Liens”) are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement, including without limitation the provisions hereof with respect to the senior priority of the Pre-Petition Term Debt Liens on the Term Debt Priority Collateral over any Junior Liens of any ABL Secured Party on the Term Debt Priority Collateral) (provided that, in the event any of the proceeds of the Term Debt DIP Financing are used to refinance the Term Debt Obligations other than the Term Debt DIP Financing, the ABL Liens on the Term Debt Priority Collateral will be subordinated to the Liens on the Term Debt Priority Collateral securing the Term Debt DIP Financing), (B) to any adequate protection provided to the Term Debt Secured Parties to secure such Term Debt DIP Financing and (C) to any “carve-out” agreed to by the Term Debt Representative or the other Term Debt Secured Parties, so long as (x) the ABL Representative retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such Term Debt DIP Financing, adequate protection or carve-out is junior and subordinate to the Lien of the ABL Representative on the ABL Priority Collateral, (y) except in any case where the proceeds of the Term Debt DIP Financing are used to refinance the Term Debt Obligations other than the Term Debt DIP Financing, all Liens on Term Debt Priority Collateral securing any such Term Debt DIP Financing shall be senior to or on a parity with the Pre-Petition Term Debt Liens of the Term Debt Representative and the Term Debt Secured Parties securing the Term Debt Obligations other than the Term Debt DIP Financing on Term Debt Priority Collateral and (z) if the Term Debt Representative receives a replacement or adequate protection Lien on post-petition assets of the debtor to secure the Term Debt Obligations other than the Term Debt DIP Financing, and such replacement or adequate protection Lien is on any of the ABL Priority Collateral, (1) such replacement or adequate protection Lien on such post-petition assets which are part of the ABL Priority Collateral (the “ABL Post-Petition Assets”) is junior and subordinate to the Lien in favor of the ABL Representative on the ABL Priority Collateral and (2) the ABL Representative also receives a replacement or adequate protection Lien on such ABL Post-Petition Assets of the debtor to secure the ABL Obligations.  In no event will any of the Term Debt Secured Parties seek to obtain a priming Lien on any of the ABL Priority Collateral, and nothing contained herein shall be deemed to be a consent by the ABL Secured Parties to any adequate protection payments using ABL Priority Collateral.

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(c)  All Liens granted to the Term Debt Representative or the ABL Representative in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement, excluding any Liens granted to secure any Term Debt DIP Financing or ABL DIP Financing, which shall be subject to the provisions of this Section 5.2 only.

5.3          Relief From the Automatic Stay.  Until the ABL Obligations Payment Date, the Term Debt Representative agrees, on behalf of itself and the other Term Debt Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any ABL Priority Collateral, without the prior written consent of the ABL Representative.  Until the Term Debt Obligations Payment Date, the ABL Representative agrees, on behalf of itself and the other ABL Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Term Debt Priority Collateral, without the prior written consent of the Term Debt Representative.  In addition, neither the Term Debt Representative nor the ABL Representative shall seek any relief from the automatic stay with respect to any Collateral without providing at least 15 days’ prior written notice to the other of the date on which the hearing in such Insolvency Proceeding regarding such requested relief will be held, unless otherwise agreed by both the ABL Representative and the Term Debt Representative.

5.4          Adequate Protection.  (a)  The Term Debt Representative, on behalf of itself and the other Term Debt Secured Parties, agrees that, prior to the ABL Obligations Payment Date, so long as the ABL Representative and the other ABL Secured Parties comply with Section 5.4(b), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the ABL Representative or the other ABL Secured Parties for adequate protection of its interest in the Collateral or any adequate protection provided to the ABL Representative or the other ABL Secured Parties or (ii) any objection by the ABL Representative or any other ABL Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Collateral or (iii) the payment of interest, fees, expenses or other amounts to the ABL Representative or any other ABL Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 5.2.  The Term Debt Representative, on behalf of itself and the other Term Debt Secured Parties, further agrees that, prior to the ABL Obligations Payment Date, none of them shall assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the ABL Liens for costs or expenses of preserving or disposing of any ABL Priority Collateral.  Notwithstanding anything to the contrary set forth in this Section and in Section 5.2(a)(i)(y), but subject to all other provisions of this Agreement (including, without limitation, Section 5.2(a)(i)(x) and Section 5.3), in any Insolvency Proceeding, if the ABL Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes ABL Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any ABL DIP Financing or use of cash collateral, and the ABL Secured Parties do not object to the adequate protection being provided to them, then in connection with any such ABL DIP Financing or use of cash collateral the Term Debt Representative, on behalf of itself and any of the Term Debt Secured Parties, may, as adequate protection of their interests in the ABL Priority Collateral, seek or accept (and the ABL Representative and the ABL Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing any applicable ABL DIP Financing, and subordinated to any Pre-Petition ABL Liens securing the ABL Obligations other than any ABL DIP Financing on the same basis as the other Term Debt Liens on the ABL Priority Collateral are so subordinated to the ABL Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the ABL Secured Parties securing any applicable ABL DIP Financing and all other ABL Obligations; provided, however, that the Term Debt Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Term Debt Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

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(b)  The ABL Representative, on behalf of itself and the other ABL Secured Parties, agrees that, prior to the Term Debt Obligations Payment Date, so long as the Term Debt Representative and the other Term Debt Secured Parties comply with Section 5.4(a), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the Term Debt Representative or the other Term Debt Secured Parties for adequate protection of its interest in the Collateral or any adequate protection provided to the Term Debt Representative or the other Term Debt Secured Parties or (ii) any objection by the Term Debt Representative or any other Term Debt Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Collateral or (iii) the payment of interest, fees, expenses or other amounts to the Term Debt Representative or any other Term Debt Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 5.2.  The ABL Representative, on behalf of itself and the other ABL Secured Parties, further agrees that, prior to the Term Debt Obligations Payment Date, none of them shall assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the Term Debt Liens for costs or expenses of preserving or disposing of any Term Debt Priority Collateral.  Notwithstanding anything to the contrary set forth in this Section and in Section 5.2(b)(i)(y), but subject to all other provisions of this Agreement (including, without limitation, Section 5.2(b)(i)(x) and Section 5.3), in any Insolvency Proceeding, if the Term Debt Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes Term Debt Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any Term Debt DIP Financing or the use of cash collateral, and the Term Debt Secured Parties do not object to the adequate protection being provided to them, then in connection with any such Term Debt DIP Financing or use of cash collateral the ABL Representative, on behalf of itself and any of the ABL Secured Parties, may, as adequate protection of their interests in the Term Debt Priority Collateral, seek or accept (and the Term Debt Representative and the Term Debt Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing any applicable Term Debt DIP Financing, and subordinated to any Pre-Petition Term Debt Liens securing the Term Debt Obligations other than any Term Debt DIP Financing on the same basis as the other ABL Liens on the Term Debt Priority Collateral are so subordinated to the Term Debt Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the Term Debt Secured Parties securing any applicable Term Debt DIP Financing and all other Term Debt Obligations; provided, however, that the ABL Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the ABL Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

5.5          Avoidance Issues.  If any Senior Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Obligations Payment Date shall be deemed not to have occurred.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.  The Junior Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

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5.6          Asset Dispositions in an Insolvency Proceeding.  Neither the Junior Representative nor any other Junior Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any Senior Collateral that is supported by the Senior Secured Parties, and the Junior Representative and each other Junior Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any Senior Collateral supported by the Senior Secured Parties and to have released the Junior Liens on such assets, but only if and to the extent that the Junior Liens shall attach to the proceeds of such assets remaining after the ABL Obligations Payment Date or Term Debt Obligations Payment Date (as applicable) occurs.

5.7          Other Matters.  To the extent that the Junior Representative or any Junior Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Collateral on which it has a Junior Lien, such Junior Representative agrees, on behalf of itself and the other Junior Secured Parties, not to assert any of such rights without the prior written consent of the Senior Representative; provided that if requested by the Senior Representative, such Junior Representative shall timely exercise such rights in the manner requested by the Senior Representative, including any rights to payments in respect of such rights.

5.8          Effectiveness in Insolvency Proceedings.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

SECTION 6.  Term Debt Documents and ABL Documents

(a)  The Term Debt Representative, on behalf of itself and the Term Debt Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Term Debt Documents in violation of this Agreement.

(b)  The ABL Representative, on behalf of itself and the ABL Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the ABL Documents in violation of this Agreement.

SECTION 7.  Purchase Options.

7.1          Notice of Exercise.  (a)  Upon the occurrence and during the continuance of an “Event of Default” under the ABL Documents, if such Event of Default remains uncured or unwaived for at least thirty (30) consecutive days and the requisite lenders under the ABL Agreement have not agreed to forbear from the exercise of remedies, all or a portion of the Term Debt Creditors, acting as a single group, shall have the option at any time upon five (5) Business Days’ prior written notice to the ABL Representative to purchase all of the ABL Obligations from the ABL Secured Parties.  Such notice from such Term Debt Creditors to the ABL Representative shall be irrevocable.

(b)  Upon the occurrence and during the continuance of an “Event of Default” under the Term Debt Documents, if such Event of Default remains uncured or unwaived for at least thirty (30) consecutive days and the requisite lenders under the Term Debt Agreement have not agreed to forbear from the exercise of remedies, all or a portion of the ABL Creditors, acting as a single group, shall have the option at any time upon five (5) Business Days’ prior written notice to the Term Debt Representative to purchase all of the Term Debt Obligations from the Term Debt Secured Parties.  Such notice from such ABL Creditors to the Term Debt Representative shall be irrevocable.

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7.2          Purchase and Sale.  (a)  On the date specified by the relevant Term Debt Creditors in the notice contemplated by Section 7.1(a) above (which shall not be less than five (5) Business Days, nor more than twenty (20) calendar days, after the receipt by the ABL Representative of the notice of the relevant Term Debt Creditor’s election to exercise such option), the lenders under the ABL Agreement shall sell to the relevant Term Debt Creditors, and the relevant Term Debt Creditors shall purchase from the lenders under the ABL Agreement, the ABL Obligations; provided that, the ABL Representative and the ABL Secured Parties shall retain all rights to be indemnified or held harmless by the Loan Parties in accordance with the terms of the ABL Documents but shall not retain any rights to the security therefor.

(b)  On the date specified by the relevant ABL Creditors in the notice contemplated by Section 7.1(b) above (which shall not be less than five (5) Business Days, nor more than twenty (20) calendar days, after the receipt by Term Debt Representative of the notice of the relevant ABL Creditor’s election to exercise such option), the lenders under the Term Debt Agreement shall sell to the relevant ABL Creditors, and the relevant ABL Creditors shall purchase from lenders under the Term Debt Agreement, the Term Debt Obligations; provided that, the Term Debt Representative and the Term Debt Secured Parties shall retain all rights to be indemnified or held harmless by the Loan Parties in accordance with the terms of the Term Debt Documents but shall not retain any rights to the security therefor.

7.3          Payment of Purchase Price.  Upon the date of such purchase and sale, the relevant Term Debt Creditors or the relevant ABL Creditors, as applicable, shall (a) pay to the ABL Representative for the benefit of the lenders under the ABL Agreement (with respect to a purchase of the ABL Obligations) or to the Term Debt Representative for the benefit of the lenders under the Term Debt Agreement (with respect to a purchase of the Term Debt Obligations) as the purchase price therefor the full amount of all the ABL Obligations or Term Debt Obligations, as applicable, then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses but specifically excluding any prepayment premium, termination or similar fees), (b) with respect to a purchase of the ABL Obligations, furnish cash collateral to the ABL Representative in a manner and in such amounts as the ABL Representative determines is reasonably necessary to secure the ABL Representative, the ABL Secured Parties, letter of credit issuing banks and applicable affiliates in connection with any issued and outstanding letters of credit (including all reimbursement obligations relating thereto and all obligations for fees thereon through the then-effective termination dates thereof), hedging obligations (including Swap Obligations) and cash management obligations (including Banking Services Obligations) secured by the ABL Documents, (c) with respect to a purchase of the ABL Obligations, agree to reimburse the ABL Representative, the ABL Secured Parties and letter of credit issuing banks for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the ABL Obligations, and/or as to which the ABL Representative has not yet received final payment, (d) agree to reimburse the ABL Secured Parties or the Term Debt Secured Parties, as applicable, and with respect to a purchase of the ABL Obligations letter of credit issuing banks, in respect of indemnification obligations of the Loan Parties under the ABL Documents or the Term Debt Documents, as applicable, as to matters or circumstances known to the ABL Representative or the Term Debt Representative, as applicable, at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the ABL Secured Parties, the Term Debt Secured Parties or letter of credit issuing banks, as applicable, and (e) agree to indemnify and hold harmless the ABL Secured Parties or the Term Debt Secured Parties, as applicable, and with respect to a purchase of the ABL Obligations letter of credit issuing banks, from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the ABL Obligations or the Term Debt Obligations, as applicable, as a direct result of any acts by any Term Debt Secured Party or any ABL Secured Party, as applicable, occurring after the date of such purchase.  Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account in New York, New York as the ABL Representative or the Term Debt Representative, as applicable, may designate in writing for such purpose.

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7.4          Limitation on Representations and Warranties.  Such purchase shall be expressly made without representation or warranty of any kind by any selling party (or the ABL Representative or the Term Debt Representative, as applicable) and without recourse of any kind, except that the selling party shall represent and warrant:  (a) the amount of the ABL Obligations or Term Debt Obligations, as applicable, being purchased from it, (b) that such ABL Secured Party or Term Debt Secured Party, as applicable, owns the ABL Obligations or Term Debt Obligations, as applicable, free and clear of any Liens or encumbrances and (c) that such ABL Secured Party or Term Debt Secured Party, as applicable, has the right to assign such ABL Obligations or Term Debt Obligations, as applicable, and the assignment is duly authorized.

SECTION 8.  Reliance; Waivers; etc.

8.1          Reliance.  The ABL Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement.  The Term Debt Representative, on behalf of it itself and the other Term Debt Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the ABL Representative and the other ABL Secured Parties.  The Term Debt Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement.  The ABL Representative, on behalf of itself and the other ABL Secured Parties, expressly waives all notices of the acceptance of and reliance on this Agreement by the Term Debt Representative and the other Term Debt Secured Parties.

8.2          No Warranties or Liability.  The Term Debt Representative and the ABL Representative acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Term Debt Document.  Except as otherwise provided in this Agreement, the Term Debt Representative and the ABL Representative will be entitled to manage and supervise the respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.3          No Waivers.  No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the ABL Documents or the Term Debt Documents.

SECTION 9.  Obligations Unconditional.  All rights, interests, agreements and obligations hereunder of the Senior Representative and the Senior Secured Parties in respect of any Collateral and the Junior Representative and the Junior Secured Parties in respect of such Collateral shall remain in full force and effect regardless of:

(a)          any lack of validity or enforceability of any Senior Document or any Junior Document and regardless of whether the Liens of the Senior Representative and Senior Secured Parties are not perfected or are voidable for any reason;

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(b)          any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof or any refinancing, whether by course of conduct or otherwise, of the terms of any Senior Document or any Junior Document;

(c)          any exchange, release or lack of perfection of any Lien on any Collateral or any other asset, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Obligations or any guarantee thereof;

(d)          the commencement of any Insolvency Proceeding in respect of any Loan Party; or

(e)          any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of any Secured Obligation or of any Junior Secured Party in respect of this Agreement.

SECTION 10.  Miscellaneous.

10.1        Rights of Subrogation.  The Term Debt Representative, for and on behalf of itself and the Term Debt Secured Parties, agrees that no payment to the ABL Representative or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Term Debt Representative or any Term Debt Secured Party to exercise any rights of subrogation in respect thereof until the ABL Obligations Payment Date.  Following the ABL Obligations Payment Date, the ABL Representative agrees to execute such documents, agreements, and instruments as the Term Debt Representative or any Term Debt Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Representative by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Representative are paid by such Person upon request for payment thereof.  The ABL Representative, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to the Term Debt Representative or any Term Debt Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Representative or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Term Debt Obligations Payment Date.  Following the Term Debt Obligations Payment Date, the Term Debt Representative agrees to execute such documents, agreements, and instruments as the ABL Representative or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Debt Obligations resulting from payments to the Term Debt Representative by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Term Debt Representative are paid by such Person upon request for payment thereof.  No Senior Secured Parties, when dealing with and/or pursuing Enforcement Actions with respect to their respective Senior Collateral, shall have any duty or obligation or limitation on its actions to take any actions (or refrain from acting), or to act (or refrain from acting) in any particular manner, so as to preserve or protect any potential rights of subrogation of the applicable Junior Secured Parties, and without limiting the generality of the foregoing, (x) any Senior Secured Parties may release their liens on any Senior Collateral (without affecting or releasing the Junior Lien on such Collateral) (provided that nothing contained in this clause (x) shall be construed under any circumstances to limit or contradict the provisions of Sections 4.2 and 5.6) and (y) any ABL Secured Parties or Term Debt Secured Parties (as applicable) may release any Loan Party or any other Person from its obligations under any ABL Documents or Term Debt Documents (as applicable) and/or with respect to its liability for any ABL Obligations or Term Debt Obligations (as applicable), in all cases under clauses (x) and (y) without any duty or obligation to any other party to this Agreement to preserve or protect any potential rights of subrogation of such other party.

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10.2        Further Assurances.  Each of the Term Debt Representative and the ABL Representative will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the other party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Representative or the Term Debt Representative to exercise and enforce its rights and remedies hereunder; provided, however, that no party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 10.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 10.2.

10.3         Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Term Debt Document, the provisions of this Agreement shall govern.

10.4         Continuing Nature of Provisions.  Subject to Section 5.5, this Agreement shall continue to be effective, and shall not be terminable by any party hereto, until the earlier of (i) the ABL Obligations Payment Date and (ii) the Term Debt Obligations Payment Date; provided that if a Replacement ABL Agreement or Replacement Term Debt Agreement, as applicable, is entered into following such termination, the relevant Secured Parties agree to, upon the request of the Term Debt Representative or ABL Representative (as applicable) or the Parent Borrower, restore this Agreement on the terms and conditions set forth herein until the earlier to occur of the next following ABL Obligations Payment Date or Term Debt Obligations Payment Date.  This is a continuing agreement and the ABL Secured Parties and the Term Debt Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Loan Party on the faith hereof.  In furtherance of the foregoing:

(a)           Upon receipt of a notice from the Loan Parties stating that the Loan Parties (or any of them) have entered into entered into a Replacement ABL Agreement (which notice shall include the identity of the new ABL Representative, if applicable), the Term Debt Representative shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Loan Parties or the new ABL Representative shall reasonably request in order to provide to the new ABL Representative or the applicable new ABL Secured Parties the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, (ii) deliver to the new ABL Representative any ABL Priority Collateral held by it, together with any necessary endorsements (or otherwise allow the new ABL Representative to obtain control of such ABL Priority Collateral), and (iii) take such other actions as the Loan Parties or the new ABL Representative may reasonably request to provide the new ABL Representative or the applicable the ABL Creditors the benefits of this Agreement.  The new ABL Representative shall agree in a writing addressed to the Term Debt Representative to be bound by the terms of this Agreement, and

(b)          Upon receipt of a notice from the Loan Parties stating that the Loan Parties (or any of them) have entered into entered into a Replacement Term Debt Agreement (which notice shall include the identity of the new Term Debt Representative, if applicable), the ABL Representative shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Loan Parties or the new Term Debt Representative shall reasonably request in order to provide to the new Term Debt Representative or the applicable new Term Debt Secured Parties the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, (ii) deliver to the new Term Debt Representative any Term Debt Priority Collateral held by it, together with any necessary endorsements (or otherwise allow the new Term Debt Representative to obtain control of such Term Debt Priority Collateral), and (iii) take such other actions as the Loan Parties or the new Term Debt Representative may reasonably request to provide the new Term Debt Representative or the applicable Term Debt Creditors the benefits of this Agreement.  The new Term Debt Representative shall agree in a writing addressed to the ABL Representative to be bound by the terms of this Agreement.

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10.5         Amendments; Waivers.  (a)  No amendment or modification of or supplement to any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the ABL Representative and the Term Debt Representative.  The ABL Representative and the Term Debt Representative shall use their commercially reasonable best efforts to notify the Parent Borrower at the address specified in the signature pages to this Agreement of any amendment or modification of or supplement to any provisions of this Agreement and provide the Parent Borrower with a copy of such amendment, modification or supplement, provided that no liability shall attach to any party to this Agreement in the event any such notice is not given.

(b)  It is understood that the ABL Representative and the Term Debt Representative, without the consent of any other ABL Secured Party or Term Debt Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Loan Parties become ABL Obligations or Term Debt Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes ABL Obligations or Term Debt Obligations, provided, that such Additional Debt is permitted to be incurred by the ABL Agreement and Term Debt Agreement then extant, and is permitted by such agreements to be subject to the provisions of this Agreement as ABL Obligations or Term Debt Obligations, as applicable.

(c)           Notwithstanding the terms of Section 10.5(a) and (b), in the event that the Term Debt Representative does not take the actions contemplated by Section 10.4(a)(i) in connection with any permitted Additional Debt within 10 days after the delivery of a written request to do so, the ABL Representative, without the consent of the Term Debt Representative, may modify this Agreement (which modification may take the form of an amendment and restatement of this Agreement) for the purpose of having any Replacement ABL Agreement or Additional Debt of any of the Loan Parties become ABL Obligations under this Agreement, which agreement shall specify that such Replacement ABL Agreement or Additional Debt constitutes ABL Obligations, provided, that such Additional Debt is permitted to be incurred pursuant to each Term Debt Agreement then extant, and is permitted by such agreements (as determined by the ABL Representative in good faith and certified by an officer of the Parent Borrower to the Term Debt Representative) to be subject to the provisions of this Agreement as ABL Obligations, as applicable.

10.6         Information Concerning Financial Condition of the Loan Parties.  Each of the Term Debt Representative and the ABL Representative hereby assume responsibility for keeping itself informed of the financial condition of the Loan Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Debt Obligations.  The Term Debt Representative and the ABL Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances (except as otherwise provided in the ABL Documents and Term Debt Documents).  In the event the Term Debt Representative or the ABL Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

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10.7         Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.8         Submission to Jurisdiction; JURY TRIAL WAIVER.  (a)  Each ABL Secured Party, each Term Debt Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the any ABL Secured Party or Term Debt Secured Party may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any jurisdiction.

(b)  Each ABL Secured Party, each Term Debt Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.9.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)   EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY TRIAL IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.9         Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.9) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

10.10       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the ABL Secured Parties and Term Debt Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral.

10.11       Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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10.12       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13       Other Remedies.  For avoidance of doubt, it is understood that nothing in this Agreement shall prevent any ABL Secured Party or any Term Debt Secured Party from exercising any available remedy to accelerate the maturity of any indebtedness or other obligations owing under the ABL Documents or the Term Debt Documents, as applicable, or to demand payment under any guarantee in respect thereof.

10.14       Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.15       Additional Loan Parties.  Parent Borrower shall cause each Person that becomes a Loan Party after the date hereof to execute an Acknowledgement regarding this Agreement in substantially the form of the Acknowledgement hereto executed by the Loan Parties on the date hereof and attached hereto.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PNC BANK, NATIONAL ASSOCIATION, as ABL Representative for and on behalf of the ABL Secured Parties

By:	/s/ Charles F. Garoklanian
Name:	Charles F. Garoklanian
Title:	Senior Vice President

Address for Notices:

PNC Bank, National Association
340 Madison Avenue, 11th Floor
New York, NY 10017
Attention: John Trott
Telecopy: (212) 303-0067
Email: john.trott@pnc.com

with a copy to:

Blank Rome LLP
Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention: Robert B. Stein
Telecopy: (212) 885-5001
Email: RStein@blankrome.com

FBR CAPITAL MARKETS LT, INC., as Term Debt Representative for and on behalf of the Term Debt Secured Parties

By:	/s/ Robert J. Kiernan
Name:	Robert J. Kiernan
Title:	Senior Vice President

Address for Notices:

FBR Capital Markets LT, Inc.
237 Park Avvenue, 19th Floor
New York, NY 10017
Attention: Scott Woods
Telephone: 646-885-5611
Telecopy: 212-457-3376
Email: swoods@fbr.com

With a copy to:

Cortland Capital Market Services LLC
225 W. Washington Street, Suite 1450
Chicago, IL 60606
Attention: Beata Konopko
Telephone: 312-564-5080
Email: beata.konopko@cortlandglobal.com

ACKNOWLEDGEMENT

Each of the Loan Parties hereby acknowledges and consents to the terms of the foregoing Agreement.

Each of the Loan Parties agrees that any Secured Party holding or controlling Collateral does so as bailee (under the Uniform Commercial Code) for the other Secured Parties as provided in the foregoing Agreement and is hereby authorized to and may turn over to such other Secured Parties any such Collateral as required by the foregoing Agreement.

Each of the Loan Parties acknowledges and agrees that:  (i) it is not a party to the foregoing Agreement and does not and will not receive any right, benefit, priority, or interest under or because of the existence of the foregoing Agreement (except for the limited rights of UniTek Global Services, Inc. to make certain requests as expressly provided for in Section 10.4 thereof); and (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any Secured Party to effectuate the provisions and purposes of the foregoing Agreement

As used above, initially capitalized terms have the respective meanings set forth in the foregoing Agreement.

UNITEK GLOBAL SERVICES, INC.

UNITEK ACQUISITION, INC.

BCI COMMUNICATIONS, INC.

UNITEK USA, LLC

ADVANCED COMMUNICATIONS USA, INC.

DIRECTSAT USA, LLC

FTS USA, LLC

By:	/s/ Ronald J. Lejman
Name:	Ronald J. Lejman
Title:	Chief Financial Officer

Address for Notices:

UniTek Global Services, Inc.
1777 Sentry Parkway West
Gwynedd Hall, Suite 202
Blue Bell, PA 19422
Attention: Ronald J. Lejman
Telecopy: 484-493-1613
Telephone: 267-464-1700
Email: rlejman@unitekgs.com